UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

FLOWSERVE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
April 11, 2008

NOTICE OF 2008 ANNUAL MEETING
OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Flowserve Corporation (the “Company”) will be held on May 30, 2008 at 11:30 a.m., local time, at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas 75038. Directions to the annual meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxydocs.com/fls.

Shareholders of record of the Company’s common stock at the close of business on April 4, 2008 are entitled to notice of and to vote at the annual meeting.

At the annual meeting, the Company will ask you to:

•	elect four directors, each to serve a term expiring at the 2011 annual meeting of shareholders;

•	elect two directors, each to serve a term expiring at the 2010 annual meeting of shareholders;

•	to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2008; and

•	attend to other business properly presented at the meeting.

The enclosed proxy statement contains other important information which you should read and consider before you vote. The proxy statement and annual report to shareholders are also available at www.proxydocs.com/fls.

For additional related information, please refer to the Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 30, 2008, in the enclosed proxy statement.

Your vote is important and your prompt cooperation in voting is greatly appreciated. Whether or not you plan to attend the meeting in person, I urge you to vote as soon as possible. Please vote by completing and mailing the proxy card in the enclosed business reply envelope or using the telephone or Internet. Instructions regarding all three methods of voting are on the proxy card and are contained in the proxy statement. Thank you in advance for voting.

By Order of the Board of Directors,

Tara D. Mackey
Vice President, Assistant Secretary and Compliance Counsel

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FLOWSERVE CORPORATION
5215 N. O’Connor Blvd., Suite 2300 Irving, Texas 75039

2008 ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT

SOLICITATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2008 annual meeting of shareholders, which will be held on May 30, 2008 and at any adjournment or postponement of this scheduled meeting. This proxy statement and form of proxy are first being mailed to shareholders on or about April 16, 2008.

This proxy statement and the enclosed proxy card contain information about the election of directors that you may vote on at the annual meeting. It also contains information regarding the proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2008.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2008

This proxy statement and the Company’s annual report for the year ending December 31, 2007 are also available electronically at www.proxydocs.com/fls.

To access and review the materials made available electronically:

1. Go to www.proxydocs.com/fls.

2.	Click the word “proxy” in the upper right hand corner.

3.	Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the 2008 annual meeting of shareholders in person, please refer to the inside back cover or www.proxydocs.com/fls for directions to the meeting.

Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for the reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company has also retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock. For these services, the Company will pay Georgeson Inc. a fee of $8,000 and will reimburse Georgeson Inc. for its reasonable out-of-pocket expenses.

VOTING

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on April 4, 2008, you may vote on the matters discussed herein. You have one vote for each share you own.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder.  If you hold your shares in your own name as a holder of record, you must instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number or the Internet website set forth below or by signing, dating and mailing the enclosed proxy card to National City Bank in the enclosed envelope. Each of these voting methods is described below:

Vote by Telephone.  If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-888-693-8683 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern Time, on May 30, 2008. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your telephone vote must be received by 6:00 a.m., Eastern Time, on May 28, 2008. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet.  You have the option to vote via the Internet at the following address: www.cesvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week until 6:00 a.m., Eastern Time, on May 30, 2008. If you hold shares in the Flowserve Corporation Retirement Savings Plan, your Internet vote must be received by 6:00 a.m., Eastern Time, on May 28, 2008. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Mail.  If you would like to vote by mail, mark the enclosed proxy card, sign and date it and return it to National City Bank in the enclosed envelope before the date of the annual meeting.

Vote in Person.  If you are a registered shareholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised by:

•	mailing in a revised proxy dated later than the prior submitted proxy;

•	notifying the Corporate Secretary in writing that you are revoking your proxy;

•	casting a new vote by telephone or the Internet; or

•	appearing in person and voting by ballot at the annual meeting.

Quorum for the Meeting

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Shares that the holder abstains from voting on a particular proposal count at the meeting for purposes of determining a quorum.

Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

Counting of Votes

Only “votes cast” count in the voting results and withheld votes are not considered votes cast. Directors are elected by a plurality of affirmative votes cast. Abstentions and broker non-votes have no effect on the determination of whether a plurality exists with respect to a given nominee. The proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2008 requires the affirmative vote of at least a majority of the votes cast. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal, and therefore, will have the same effect as votes “against” the proposal. Broker non-votes will not be considered to have voted on the proposal, and therefore, will have no effect on the proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers may, at their discretion with respect to certain routine matters, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors and the ratification of external auditors. The proxies will be voted in accordance with your instructions specified on the proxy card. If no instructions are given, proxies will be voted for each proposal.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on April 4, 2008, the record date for the annual meeting, the Company had 57,622,696 shares of common stock issued and outstanding (excluding treasury shares) which may be voted.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, the proxy card serves as a voting instruction to the trustee for the plan. The proxy card indicates the number of shares of common stock credited to your account under the plan as of the record date for voting at the meeting.

•	If you sign and return your proxy card on time, the trustee will vote the shares as you have directed.

•	If you do not return your proxy card, or if you return your proxy card late, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

•	To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 6:00 a.m., Eastern Time, on May 28, 2008. If you do not vote by telephone or Internet, your vote must be received by May 27, 2008.

Vote Tabulations

Votes will be counted by National City Bank, the Company’s independent transfer agent and registrar. National City Bank is the inspector of elections for the annual meeting.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2009 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 17, 2008. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our by-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Meetings and Committees of the Board — Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination between January 30, 2009 and March 1, 2009. If, however, the 2009 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2008 annual meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2009 annual meeting and (ii) the later of 90 calendar days prior to the 2009 annual meeting and 10 days following the date on which the date of the 2009 annual meeting is publicly announced. The shareholder’s submission must be made by a registered shareholder on his behalf or on behalf of a beneficial owner of the shares, and must include information specified in our by-laws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. Our by-laws are posted on our website at www.flowserve.com under the “Investor Relations — Governance” caption. To make a submission or to request a copy of our by-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel before submitting a proposal or a nomination.

PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

The Board has nominated Michael F. Johnston and Kevin E. Sheehan, whose terms of office as a member of the Board are expiring at the 2008 annual meeting, to serve for a new term that will expire at the 2011 annual meeting of shareholders. The Board has also nominated John R. Friedery and Joe E. Harlan for election to the Board for the same term. Additionally, the Board has nominated Charles M. Rampacek, whose term of office as a member of the Board is also expiring at the 2008 annual meeting, and Gayla J. Delly to serve for a new term that will expire at the 2010 annual meeting of shareholders.

The individuals named as proxies on the enclosed proxy card will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE FOLLOWING PAGES.

Nominees to Serve a Term Expiring at the 2011 Annual Meeting of Shareholders

John R. Friedery, age 51, was elected as a director in August 2007 and serves as a member of the Audit Committee. Mr. Friedery is currently Senior Vice President, Ball Corporation; President, Metal Beverage Packaging, Americas and Asia, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. He previously served as the Chief Operating Officer, Packaging Products Americas, and the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas.

Joe E. Harlan, age 48, was elected as a director in August 2007 and serves as a member of the Finance Committee. Mr. Harlan is currently the Executive Vice President, Electro and Communications Business with 3M Company, a technology solutions provider to the electrical, electronics and communications markets worldwide. He served as President and Chief Executive Officer of Sumitomo 3M Ltd. from 2003 to 2004. Prior to his career with 3M Company, he held a number of leadership positions with General Electric Company, including serving as Vice President of Finance for GE Lighting Group (USA).

Michael F. Johnston, age 60, has served as a director since 1997. He serves as Chairman of the Finance Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Johnston is the Chief Executive Officer and Chairman of the Board of Visteon Corporation (“Visteon”), an automotive components supplier, and has served as Visteon’s President, Chief Executive Officer and Chief Operating Officer at various times since 2000. Before joining Visteon, he was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991. He is also a director of Visteon and a director of Whirlpool Corporation, an appliance manufacturer.

Kevin E. Sheehan, age 62, has served as a director since 1990. He serves as non-executive Chairman of the Board of Directors and also serves as a member of the Finance Committee. He also serves as an alternate director of all other committees for any committee member not in attendance at a committee meeting. He served as the Company’s Interim Chairman, President and Chief Executive Officer from April 2005 to August 2005. He is a partner in Cambridge Ventures, a venture capital firm focused on investments in early stage growth companies. He is the Board Chairman of two private companies, Contour Hardening and CIK Enterprises, neither of which are connected to Cambridge Ventures. Prior to joining Cambridge Ventures, he was Managing Director of CID Capital for 12 years. Before joining CID Capital in 1994, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years in various management capacities.

Nominees to Serve a Term Expiring at the 2010 Annual Meeting of Shareholders

Gayla J. Delly, age 48, has served as director since January 2008 and serves as a member of the Audit Committee. Ms. Delly currently serves as President of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. She previously served as Executive Vice President and Chief Financial Officer of Benchmark Electronics Inc. from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. Prior to joining Benchmark Electronics Inc., Ms. Delly served as a Senior Manager in the Audit Group of KPMG.

Charles M. Rampacek, age 64, has served as a director since 1998. He serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Organization and Compensation Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as the Chairman of the Board, President and Chief Executive Officer of Probex Corporation (“Probex”), an energy technology company providing proprietary oil recovery services, from 2000 to 2003. From 1996 to 2000, Mr. Rampacek served as President and Chief Executive Officer of Lyondell-Citgo Refining, L.P., a manufacturer of petroleum products. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining. In 2005, two complaints seeking recovery of certain alleged losses were filed against former officers and directors of Probex, including Mr. Rampacek, as a result of the bankruptcy of Probex in 2003. These complaints were defended under Probex’s director and officer insurance by AIG and settlement was reached and paid by AIG with bankruptcy court approval in the first half of 2006. An additional complaint was filed in 2005 against noteholders of certain Probex debt, of which Mr. Rampacek was a party. A settlement of $2,000 was reached and similarly approved in the first half of 2006. Mr. Rampacek is also a member of the Board of Directors of Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners L.P., a publicly — traded limited partnership that provides mid-stream services for the oil and gas industry, and serves on its Audit, Conflicts and Governance Committees.

Directors Serving a Term Expiring at the 2010 Annual Meeting of Shareholders

Christopher A. Bartlett, age 64, has served as a director since 2002 and serves as a member of the Organization and Compensation Committee. He also served as director of the Company from 1988 to 1993. Dr. Bartlett is a Professor of Business Administration, Emeritus, at Harvard University. Prior to his academic career, he was a general manager of Baxter Travenol’s French subsidiary and a consultant at McKinsey & Co. Currently, Dr. Bartlett serves as an advisor to chief executive officers and as a management consultant on international strategic and organizational issues to several major corporations. Mr. Bartlett will retire effective as of the date of the 2008 annual meeting of shareholders and will not serve the remainder of his term expiring at the 2010 annual meeting. We thank Mr. Bartlett for his years of exemplary service on the Board.

William C. Rusnack, age 63, has served as a director since 1997 and serves as Chairman of the Organization and Compensation Committee and as a member of the Corporate Governance and Nominating Committee. He is currently a private investor and independent corporate director. Mr. Rusnack was President, Chief Executive Officer, Chief Operating Officer and director of Premcor Inc. at various times from 1998 to 2002. Before joining Premcor, Inc., Mr. Rusnack served for 31 years with Atlantic Richfield Company, (“ARCO”), an integrated petroleum company, most recently as Senior Vice President of ARCO from 1990 to 1998 and President of ARCO Products Company from 1993 to 1998. He is also a director and member of the Audit and Executive Committees, as well as Chairman of the Organization and Compensation Committee of Sempra Energy, an energy services company, and is a director and member of the Executive Committee, as well as Chairman of the Audit Committee of Peabody Energy, a coal mining company.

Rick J. Mills, age 60, has served as a director since 2007 and serves as a member of the Audit Committee. He is currently a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions from 1970 to 2000. Mr. Mills is also a director and member of the Audit Committee and Nominating and Governance Committee of Rohm and Haas, a global company producing specialty chemical polymers and biologically active compounds.

Directors Serving a Term Expiring at the 2009 Annual Meeting of Shareholders

Roger L. Fix, age 54, has served as director since 2006 and serves as a member of the Organization and Compensation Committee. Mr. Fix is the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company. He has been its Chief Executive Officer since 2003, President since 2001 and director since 2001. He was its Chief Operating Officer from 2001 to 2002. He is also a member of Standex’s Executive Committee since 2003. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He served as its director from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. He was also employed by Fisher Controls Company, a manufacturer of process control valves and pneumatic and electronic instrumentation, from 1976 to 1981.

Diane C. Harris, age 65, has served as a director since 1993 and serves as a member of the Finance Committee. She is President of Hypotenuse Enterprises, Inc., a mergers and acquisitions service and corporate development outsourcing company. Ms. Harris was Vice President of Corporate Development of Bausch & Lomb Incorporated, an optics and health care products company, from 1981 to 1996, when she left to form Hypotenuse Enterprises, Inc. as its President. She was a director of the Association for Corporate Growth from 1993 to 1998 and its elected President from 1997 to 1998. Ms. Harris is also a director of the Monroe Fund, an investment company.

Lewis M. Kling, age 63, has served as President, Chief Executive Officer and as a director since 2005. He served as Chief Operating Officer from 2004 to 2005. Before joining the Company, he served as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999. He is also a director of Eastman Chemical Company, a manufacturer of chemicals, fibers and plastics.

James O. Rollans, age 66, has served as a director since 1997. He serves as the Chairman of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. He is an independent corporate director and corporate financial advisor. Mr. Rollans was President and Chief Executive Officer of Fluor Signature Services, a subsidiary of Fluor Corporation, a major engineering, procurement and construction firm, from 1999 to 2001. He served as Senior Vice President of Fluor Corporation from 1992 to 1999, as its Chief Financial Officer from 1998 to 1999 and from 1992 to 1994, as its Chief Administrative Officer from 1994 to 1998 and as its Vice President of Corporate Communications from 1982 to 1992. Mr. Rollans is also a director of Encore Credit Corporation, a mortgage finance company, and a director of Advanced Medical Optics, Inc., a developer and manufacturer of ophthalmic surgical and contact lens care products.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held 4 regular meetings and 5 special meetings in 2007. Executive sessions of non-management directors are normally held at each regular Board meeting. Any non-management director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-management directors by following the instructions set forth in “Shareholder Communications with the Board” below.

Board members customarily have attended the Company’s annual meetings of shareholders. Each Board member attended the Company’s 2007 annual meeting of shareholders. In 2007, each director attended over 75% of the meetings of the Board held during the period for which he or she has been a director and the meetings of the Board committees on which he or she served.

Non-Executive Chairman of the Board

Kevin E. Sheehan, as non-executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings among his other duties as Chairman of the Board. He also serves as a member of the Finance Committee and as an alternate member for all other Board committees. Mr. Sheehan generally attends all committee meetings when possible.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee and Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees.

Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Zac Nagle, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Audit Committee

The Audit Committee is composed of four directors, James O. Rollans (Chairman), Gayla J. Delly, John R. Friedery and Rick J. Mills. The Board has determined that Mr. Rollans, former Chief Financial Officer of Fluor Corporation, is a qualified audit committee financial expert under the Securities and Exchange Commission (the “SEC”) rules and has accounting or related financial management expertise for purposes of the NYSE listing requirements. The Board also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and met the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Audit Committee directly engages the Company’s independent auditors, preapproves the scope of the annual external audit and preapproves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and overall internal controls.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the Report of the Audit Committee included in this proxy statement. The Audit Committee met 10 times in 2007.

Finance Committee

The members of the Finance Committee are Michael F. Johnston (Chairman), Joseph E. Harlan, Diane C. Harris and Kevin E. Sheehan. The Board determined that all members of the Finance Committee met the independence standards set forth in the NYSE corporate governance listing standards.

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee monitors corporate risk-management programs. The Finance Committee approves major capital expenditures made by the Company. The Finance Committee also advises the Board on the Company’s pension fund performance. The Finance Committee met 4 times in 2007.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (“Corporate Governance Committee”) is composed of four directors, Charles M. Rampacek (Chairman), Michael F. Johnston, James O. Rollans and William C. Rusnack. The Board determined that all members of the Corporate Governance Committee met the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The Corporate Governance Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominee director candidates. The Corporate Governance Committee assesses the appropriateness of the Board’s size and whether any vacancies on the Board are expected due to retirement or other factors. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director who may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the Corporate Governance Committee may also use less formal recruiting methods.

All identified candidates, including shareholder-recommended candidates, as applicable, are evaluated by the Corporate Governance Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the Corporate Governance Committee’s assessment of the Company’s needs and situation. A shareholder desiring to recommend a candidate for election to the Board should submit the candidate’s name and qualifications to our Assistant Corporate Secretary, who will refer the recommendation to the Corporate Governance Committee. The Corporate Governance Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The Corporate Governance Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director if so elected.

The Board’s Corporate Governance Guidelines contain Board membership criteria. Generally, the Board believes that its members should have the highest professional and personal ethics and a diversity of backgrounds. All existing and prospective new members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. Their service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director must represent the interests of all shareholders.

The Corporate Governance Committee is also responsible for preparing materials for the annual Chief Executive Officer’s performance review conducted by the Board. Further, the Corporate Governance Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards. The Corporate Governance Committee met 5 times in 2007.

Organization and Compensation Committee

The O&C Committee is composed of four directors, William C. Rusnack (Chairman), Christopher A. Bartlett, Roger L. Fix and Charles M. Rampacek. The Board determined that all members of the O&C Committee met the independence standards set forth in the SEC rules and the NYSE corporate governance listing standards.

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. Decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of shareholders. The O&C Committee is the administrator of the Company’s stock option plans, restricted common stock plans and incentive compensation plans for key employees, including considering the recommendations of the Chief Executive Officer in granting awards to other corporate officers under those plans. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management. The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Senior Vice President-Human Resources regarding adjustment to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its directly-retained independent executive compensation consultant, Lyons, Benenson & Co., which assists the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Compensation Discussion and Analysis.” The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement. The O&C Committee met 6 times in 2007.

CORPORATE GOVERNANCE

The Corporate Governance Guidelines contain a formal set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent-registered public accounting firm. See “Corporate Governance Guidelines” below for more information on these guidelines.

The Board has determined that, other than Lewis M. Kling, each member of the Board, including all persons nominated for election or re-election, meet the independence standards set forth in the applicable SEC rules and the NYSE corporate governance listing standards. Mr. Kling is not considered independent, as he serves as President and Chief Executive Officer of the Company.

Corporate Governance Guidelines

In addition to the corporate governance duties noted above, the Board monitors and updates, as deemed appropriate, the internal guidelines designed to promote effective oversight of the Company’s material business affairs. The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines also establish targets for director stock ownership.

These guidelines require a director to offer his resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance Committee will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish maximum term and age limits for directors, which may be waived by the Board if deemed appropriate.

The Board’s Corporate Governance Guidelines, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption. These documents are also available in print to any shareholder who submits a written request to Zac Nagle, Vice President, Investor Relations, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to Kevin E. Sheehan, Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to Mr. Sheehan.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of the O&C Committee included Christopher A. Bartlett, Roger L. Fix, Charles M. Rampacek and William C. Rusnack. Messrs. Rusnack and Rampacek joined the O&C committee in May 2007 and August 2007, respectively. Hugh K. Coble and George T. Haymaker also served as members of the O&C Committee during 2007 until retiring as of the 2007 annual meeting of shareholders. None of the members of the O&C Committee were at any time during 2007, an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

EXECUTIVE OFFICERS AND OTHER CORPORATE OFFICERS

The following information presents names, ages, positions and background summaries of the Company’s executive officers and certain other corporate officers.

Kyle B. Ahlfinger, age 49, has served as Vice President and Chief Marketing Officer since May 2007. He served as Vice President of Marketing for the Flow Control Division from 2005 to 2007. Prior to that, he served with Rockwell Automation as the Director of Marketing from 2003 to 2005, as Director of Business Development 2002 to 2003 and an international assignment as Director of Market and Channel Development Europe/Middle East/Africa Region from 2000 to 2002.

Andrew J. Beall, age 51, has served as Senior Vice President since December 2006 and President of Flow Solutions Division since 2003. He served as Vice President from 2003 to December 2006. From 1994 to 2003, Mr. Beall served in a number of key domestic and international management positions with the Company including as Vice President of Flowserve, Pump Division, Flow Solutions Division and Flow Control Division in Latin America from 1999 to 2003.

Deborah K. Bethune, age 49, has served as Vice President, Tax since 2004. She was employed previously with Electronic Data Systems Corporation for 17 years, where she held several tax management positions, most recently as the Director of International Taxes for the Americas and Asia Pacific regions.

Mark A. Blinn, age 46, has served as Senior Vice President since December 2006, Chief Financial Officer since 2004 and in Latin America Operations since November 2007. He served as Vice President from 2004 to December 2006. He was employed previously as the Chief Financial Officer of FedEx Kinko’s Office and Print Services, Inc. from 2003 to 2004 and as Vice President and Treasurer of Kinko’s, Inc. from 2002 to 2003. Mr. Blinn also served as Vice President and Chief Accounting Officer of Centex Corporation from 2000 to 2002 and as Managing Director of Corporate Finance since 1999.

Mark D. Dailey, age 49, has served as Senior Vice President, Human Resources since November 2006 and Chief Compliance Officer since May 2005. He served as Vice President, Supply Chain and Continuous Improvement, from 1999 until 2005. Mr. Dailey was Vice President, Supply Chain and held other supply chain management positions from 1992 to 1999 for the North American Power Tools Division of The Black and Decker Corporation.

Paul W. Fehlman, age 44, has served as Vice President and Corporate Treasurer since 2005. He served as Director of Financial Services and Assistant Treasurer from 2000 to 2005.

Thomas E. Ferguson, age 51, has served as Senior Vice President since December 2006 and as President of Flowserve Pump Division since 2003. He served as Vice President from 2003 to December 2006. He was President of Flow Solutions Division from 2000 to 2002, Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999.

Richard J. Guiltinan, Jr., age 54, has served as Vice President and Chief Accounting Officer since 2004. He was previously employed as a consultant to Chevron on three multinational restructuring and merger integration projects in 2002 and 2003. From 1985 to 2001, Mr. Guiltinan served in accounting, financial management and operating positions at Caltex Corporation, a joint venture of Chevron and Texaco, including as Chief Financial Officer from 2000 to 2001. He is also a director of North American Technologies Group, Inc., (“NAMC”) a company that manufactures and markets composite railroad crossties to the railroad industry. He serves as Chairman of the Audit Committee of NAMC.

Linda P. Jojo, age 42, has served as Senior Vice President and Chief Information Officer since December 2006. She served as Vice President from June 2004 to December 2006. She was previously employed as Chief Information Officer of GE Silicones

Division of General Electric Corporation from 2000 to 2004 and held other management positions at General Electric Corporation from 1991 to 2000.

Lewis M. Kling, age 63, has served as President, Chief Executive Officer and as a director since 2005. He served as Chief Operating Officer from 2004 to 2005. He was previously employed as Group President and Corporate Vice President of SPX Corporation from 1999 to 2004 and as a member of the Board of Directors of Inrange Technologies Corporation from 2000 to 2003. Mr. Kling also served as President of Dielectric Communications, a division of General Signal Corporation, which was purchased by SPX Corporation, from 1997 to 1999. Mr. Kling is also a director of Eastman Chemical Company, a manufacturer of chemicals, fibers and plastics.

Thomas L. Pajonas, age 52, has served as Senior Vice President since December 2006 and President of Flow Control Division since 2004. He served as Vice President from 2004 to December 2006. He was previously employed as Managing Director of Alstom Transport from 2003 to 2004 and Senior Vice President from 1999 to 2003 of the Worldwide Power Boiler Business of Alstom, Inc. From 1996 to 1999 he served in various capacities as Senior Vice President and General Manager International Operations and subsequently Senior Vice President and General Manager Standard Boilers Worldwide of Asea Brown Boveri.

Jerry L. Rockstroh, age 52, has served as Senior Vice President of Supply Chain and Continuous Improvement Process since December 2006. He served as Vice President of Supply Chain and Continuous Improvement Process since late 2005 to December 2006 and as Vice President of Supply Chain during 2005. From September 1983 to February 2005, he served in various executive level positions within different business units of AlliedSignal/Honeywell, including as World Wide Vice President of Operations and Integrated Supply Chain.

Ronald F. Shuff, age 55, has served as Senior Vice President since December 2006, Secretary since 1989 and General Counsel since 1988. He served as Vice President from 1990 to December 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will present an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under our program and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2007 to our Chief Executive Officer, our Chief Financial Officer, and our other three most highly-compensated executive officers, whom we collectively refer to as our “Named Executive Officers” or “NEOs”:

•	President and Chief Executive Officer, Lewis M. Kling;

•	Senior Vice President, Chief Financial Officer and Latin America Operations, Mark A. Blinn;

•	Senior Vice President and President of Flowserve Pump Division, Thomas E. Ferguson;

•	Senior Vice President and President of Flowserve Control Division, Thomas L. Pajonas; and

•	Senior Vice President and President of Flowserve Solutions Division, Andrew J. Beall.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of the Company’s executives with those of its shareholders. We use several different compensation elements to achieve these objectives, including base salary, annual incentives and long-term incentives (including a long-term cash incentive plan, stock options, restricted common stock and contingent performance shares). The design of the executive compensation program is based on the same principles and objectives as the compensation program provided to all of our employees.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the listing requirements of the NYSE, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the non-executive Chairman of the Board of Directors generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for the Chief Executive Officer of the Company and for approving the compensation of its other executive officers, including the Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans; and monitoring the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee has retained and regularly meets with its directly retained independent executive compensation consultant, Lyons, Benenson & Company Inc. (“LB&Co.”). The firm performs no other services on behalf of the Company. LB&Co. assists and advises the O&C Committee on all aspects of the executive compensation program. This entails, among other matters, providing and analyzing competitive compensation data, analyzing the effectiveness of executive compensation programs and making recommendations as appropriate, assisting in the design and negotiation of certain employment agreements, analyzing the appropriateness of the comparator aspiration group, and evaluating how well the Company’s compensation programs adhere to the philosophies and principles stated below under “Our Executive Compensation Principles and Policies.” The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data, advice and counsel from LB&Co. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

Our Executive Compensation Principles and Policies

The O&C Committee is responsible for establishing the principles that underlie the Company’s executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for its executives, including the Named Executive Officers. Our compensation principles are intended to motivate our executives to improve our financial position and to be personally accountable for the performance of the business units, divisions, or functions for which they are responsible. These principles are also used to retain the services of valuable executives and to motivate them to make and implement decisions about the Company’s business that will enhance the value of shareholders’ investments. The Company’s executive compensation principles and policies, which are established and refined from time to time by the O&C Committee, are described below:

Compensation Should Reinforce Our Business Objectives and Values.  Our overarching business objective is to profitably grow our position as a product and integrated solutions provider in the flow control industry. Seven strategies for achieving this objective are communicated to all our employees. These strategies include: organic growth, strategic acquisitions, globalization, process excellence, portfolio management, organizational capability and technology/innovation. The O&C Committee considers these strategies when identifying the appropriate incentive measures and assigning of individual goals and objectives to the Named Executive Officers and are referred to herein as our seven strategies.

Executive Compensation Program is Reviewed Annually for Effectiveness.  Our executive compensation program is comprised of base salary, annual incentive opportunities, long-term incentive compensation, perquisites and other personal benefits and company-sponsored retirement plans. Each year, the O&C Committee reviews our overall executive compensation program, with the input of its directly-retained consultant, in light of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives and our executive compensation philosophy. The O&C Committee also periodically reviews the potential expense associated with the Company’s change-in-control program for executives. If deemed necessary, the O&C Committee makes changes in our compensation program.

Compensation Should be Performance-Based.  The O&C Committee believes that a significant portion of our executives’ total compensation should be tied not only to how well they perform, but also, where applicable, to how well their divisions and the Company perform in accordance with applicable financial and non-financial objectives. Thus, the O&C Committee uses a variety of performance-based compensation vehicles in our executive compensation program that are designed to incorporate performance criteria that promote our annual operating plan and long-term business strategy.

The O&C Committee believes that there should be a strong link between executive pay and Company performance. Accordingly, the O&C Committee feels that, in years when our performance exceeds objectives established for the relevant performance period, executive officers should be paid more than the established target award. When performance does not meet key objectives, incentive award payments should be less than the target level. If performance is below the threshold performance levels, then executives will not receive an annual bonus.

The O&C Committee also emphasizes and measures the Company’s performance relative to the organizations in the Company’s “aspiration group” of high-performance cyclical industrial manufacturers as a means to evaluate and compare how well we deliver results that enhance the value of shareholders’ investments. In 2007, the O&C Committee approved the establishment of this aspiration group. This change was implemented to continuously raise the performance expectations of senior management in leading the Company.

The O&C Committee followed a detailed process in order to identify the organizations which would comprise the aspiration group. The initial sample of potential organizations was compiled from the following: similar comparison organizations; current competitors; organizations from industries based on relevant SIC codes; Fortune 1000 Industrial and Farm Equipment organizations; and S&P 1500 Industrial organizations. A top-down filtering approach was then employed to determine the final group. The first filter identified the organizations from the initial sample matching the size parameter of between $750 million and $15 billion. In order to ensure inclusion of high performing organizations, a second filter was applied using key performance standards including revenue growth, return on net assets (or “RONA”), operating cash flow, operating margin and total shareholder return (or “TSR”). Finally, in order to ensure the aspiration group was targeted appropriately, a third filter assessed and ranked organizations based on key operational and strategic aspects, including debt to equity ratios, net property plant and equipment as a percentage of revenue, goodwill as a percentage of revenue, multinational presence, dividends as a percentage of TSR and organic sales growth figures. Finally, the O&C Committee agreed to include direct competitors that failed to pass one or two filters but outperformed the Company in both financial metrics and TSR.

As the results of this updated analysis, the final aspiration group consists of the following companies:

Crane Co.
Curtiss-Wright Corp.
Danaher Corp.
Donaldson Co Inc.
Eaton Corp.
Gardner-Denver
IDEX Corporation
Illinois Tool Works Inc.
ITT Industries Inc.
Lincoln Electric Holdings Inc.
Moog Inc.
PACCAR Inc.
Pentair Inc.
Rockwell Automation Inc.
Watts Water Technology
Weir Group Plc

In order to ensure the Company continues to measure relative performance appropriately, this aspiration group will be reviewed from time to time.

Incentive Compensation Should Represent the Majority of Total Compensation.  The O&C Committee believes that the proportion of an executive’s total compensation that varies with individual, division, function and/or corporate performance should increase as the scope and level of the individual’s business responsibilities increase. Accordingly, for 2007, approximately 80% of the total target-direct compensation (the sum of base salary, target annual incentive opportunity and target long-term incentive compensation) of the Chief Executive Officer at the time of award was tied to our stock price or our performance. Generally, for 2007, the amount of the total-target direct compensation at risk for the CFO and the other Named Executive Officers was approximately 70%.

Incentive Compensation Should be Balanced Between Short-Term and Long-Term Performance.  The O&C Committee believes that executive compensation should be linked to enhancing the value of the Company’s shareholders’ investments. Thus, the O&C Committee structures the compensation of the Named Executive Officers to emphasize the long-term success of the Company and be consistent with the principles described above. In 2007, our executive compensation program included long-term incentives, through the grant of equity-based awards, such as restricted common stock and contingent performance shares, which are tied to the long-term performance of the Company’s common stock. We have also established required stock-ownership levels for our executives with associated penalties that apply when our executives do not adhere to their stock ownership requirements.

The O&C Committee also recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions, industry business cycles and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and annual incentive opportunities, emphasize current or short-term corporate performance and the realization of defined business objectives, which are independent of fluctuations in the stock price.

The proportion of annual compensation (that is, base salary and annual incentive opportunity) to long-term pay (that is, long-term incentive compensation) at target has been at a ratio of approximately two to three for the Chief Executive Officer and one to one for all other Named Executive Officers over the past several years. The O&C Committee believes that this ratio is appropriate, as it provides each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if he or she exceeds his annual incentive objectives), complemented by a significant opportunity to earn a substantial amount of additional compensation if the Company and the executives are successful in achieving the Company’s long-term objectives. Accordingly, this approach meets our objective of aligning the executives’ compensation with the Company’s short-term and long-term performance.

Mix of Long-Term Incentives.  In 2007, our long-term incentive awards for the Named Executive Officers took the form of a mix of restricted common stock awards and contingent performance share units. Our target long-term incentive compensation award was then split equally between these two components. The O&C Committee has determined that this long-term incentive mix was appropriate because it aligns the interests of the Named Executive Officers with those of shareholders, encourages equity ownership and promotes a balance between stock-based and financial-based achievements.

For 2007, the O&C Committee approved the guidelines for determining the value of long-term incentive awards. The O&C Committee may in the future make adjustments to this mix of award types or approve different award types, as part of its overall long-term incentive program. Any review of the long-term incentive program would be undertaken as part of the established practice of annually approving and granting equity awards to the long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of each year.

Compensation Levels Should be Competitive.  To further implement the performance principles described above, at least once each year the O&C Committee reviews compensation survey data compiled and prepared by management and its consultant, which is also reviewed by the O&C Committee’s consultant, to evaluate how and whether our executive compensation program is competitive. The O&C Committee uses this survey data to benchmark our executive base salary, annual bonus opportunities, total cash compensation, long-term incentive compensation and total direct compensation. The O&C Committee uses the survey data to evaluate how, for each executive position, the O&C Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, considering the various labor markets in which the Company competes for executives. The survey data is gathered from two key sources: (i) proxy information for comparable positions within the aspiration group organizations, as identified above, and (ii) information from a broad group of durable goods manufacturing companies using Hewitt Associates “Total Compensation Measurementtm survey” (“The Hewitt Survey”). The O&C Committee does not limit its analysis to survey data relating to the organizations in our aspiration group, due to the limited scope of available compensation data and the recognition that potential candidates for qualified executives are not necessarily limited to companies in our industry sectors.

The target total-direct compensation (base salary, target annual incentive opportunity and target long-term incentive compensation) of our executives, including the Named Executive Officers, is generally set at the 50th percentile base salary and 50th percentile-target annual incentive for both comparison groups listed above. The stated position for long-term incentive compensation is set at 50th percentile opportunity of the aspiration group and 75th percentile opportunity of the broad market taken from the Hewitt Survey. As the targets for long-term incentive plan are set based on the aspiration group, the O&C Committee believes it is appropriate to use a higher percentile when comparing to the broader market. The O&C

Committee believes that median performance merits median pay. The O&C Committee thus establishes objectives for both absolute and relative Company performance that may be at or above median performance, so that performance and pay may be objectively determined at the end of the performance period. Actual total direct compensation, which may be above, below, or equal to the competitive median, is determined by performance against these pre-established measures and objectives.

Changes in the Company’s Executive Compensation Program.  In 2007, the O&C Committee made the following changes to the executive compensation program as a result of the Company’s growth and to maintain competitive market positioning based on absolute and relative performance:

•	At the end of 2006, a review of the Company’s executive compensation programs was undertaken to ensure that they: reinforced the Company’s business strategy, benchmarked against high performing companies, created alignment between shareholders and management, was responsive to the cyclical nature of the business and had clearly defined objectives for each element. The long-term incentive program was amended to include restricted common stock, which provides retention value, shareholder alignment and income stability during industry cycles and contingent performance shares, which drive high performance and provide leveraged compensation and shareholder alignment. The contingent performance shares are initially issued as restricted common stock units, whose vesting is contingent against the Company attaining a threshold financial performance objective determined by comparison to the average performance against this same metric by peer companies over a three year period beginning with the year of grant. If the Company exceeds this threshold, the number of units actually to be vested and awarded may increase based on such Company performance on the same basis versus the counterpart average performance of aspiration group companies using the same performance metric during this same three year period. Contingent performance share awards, when so earned, are paid in the form of Company common stock, unless the O&C Committee instead elects to pay them in the form of equivalent cash.

•	Our peer group was replaced with an aspiration group of high-performing cyclical industrial manufacturers that have recently performed at a level that we aspire to achieve, as more fully discussed earlier. Awards under the contingent performance shares plan will be based on how we perform relative to this group.

Changes approved for 2008 include:

•	The Flowserve Corporation Executive Change-in-Control Severance Plan (the “CIC Plan”) program was reviewed to ensure its competitiveness in light of common market practices and current trends. As a result of this review, the CIC Plan benefit formula was amended to reduce the credited amount under the Annual Incentive Plan in the year of termination from a full-year target award to a prorated target award. In addition, the plan language was updated to maintain compliance with ERISA, SEC and IRS regulations.

•	The perquisite program was modified to remove the following elements: auto allowance, club dues, Special Executive Disability and Executive Long Term Disability coverages. The comparable cost of these elements was partially added to the Named Executive Officer’s base salary and these perquisites will no longer be provided.

•	The Flowserve Corporation Non-Qualified Deferred Compensation Plan was

suspended, and prior deferral amounts would be maintained, but further deferral amounts would not be permitted. The O&C Committee approved the elimination of this program in order to ease administration and increase cost effectiveness due to the current lack of participation.

The O&C Committee believes these changes will further strengthen the performance and retention objectives of our executive compensation program. In addition, the O&C Committee believes that these changes will provide increased transparency of executive compensation and better alignment of compensation objectives with shareholders’ interests.

Elements of the Executive Compensation Program

The primary elements of the Company’s executive compensation program in 2007 were:

•	base salary;

•	an annual incentive opportunity, which is paid in cash;

•	long-term incentives (including restricted common stock, contingent performance shares and stock ownership requirements);

•	cash balance pension plan;

•	termination compensation;

•	change-in-control plan; and

•	perquisites and other benefits.

During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to directly assess each NEO’s performance. In addition, the Chief Executive Officer annually presents his evaluation of each Named Executive Officer to the O&C Committee, which includes a review of each officer’s contributions and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chief Executive Officer also presents compensation recommendations for the O&C Committee’s consideration. Following this presentation and a review of the competitive market for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as further described in this report. The O&C Committee also solicits input from all non-employee members of the Board as to the Chief Executive Officer’s performance during the year. The O&C Committee also reviews appraisal forms completed by all Board members, which set forth the Board’s overall annual-performance assessment of the Chief Executive Officer, and are used in considering the compensation for the Chief Executive Officer.

Base Salary.  During the first quarter of each year, the O&C Committee reviews and determines the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary ranges for the Company’s various executive positions within market ranges indicated by the compensation survey data compiled and prepared by management and independently reviewed by the O&C Committee’s consultant. For each NEO, the O&C Committee takes into account the scope of his responsibilities and experience and the executive’s performance. The O&C Committee balances these factors against competitive salary practices. In determining each Named Executive Officer’s base salary, the O&C Committee also considers internal equity on an annual basis within the Company with respect to the other executives, referencing external benchmarks provided by the O&C Committee’s consultant. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally manages base salary levels to the market median of companies within the aspiration group.

Based on the factors discussed above, Mr. Kling’s base salary was increased by 5.6% for 2007 and the base salary increases for the Named Executive Officers ranged from 5% to 8% (as shown in the table below).

Named Executive Officer	Base Salary Increase %
Lewis M. Kling	5.6%
Mark A. Blinn	6%
Thomas L. Pajonas	6%
Thomas E. Ferguson	5%
Andrew J. Beall	8%

The base salaries paid to the Named Executive Officers during 2007 are shown in the Summary Compensation Table.

Annual Incentive Opportunity.  During the first quarter of each year, the O&C Committee establishes an annual incentive opportunity for each Named Executive Officer under the Company’s Annual Incentive Plan. At that time, the O&C Committee approves the following: (i) the overall Company performance objectives for the year, (ii) the divisional performance measures for the year, and (iii) a target annual incentive opportunity for each Named Executive Officer.

Setting Company Performance Measures.  The O&C Committee, working with the Chief Executive Officer and the O&C Committee’s consultant, set the performance measures for the Company for 2007. In order to ensure that the primary focus of the Named Executive Officers was setting the overall strategic direction of the Company and achieving overall Company results which were aligned to support shareholder value, the O&C Committee agreed that each Named Executive Officer’s performance should be evaluated based on the results of the Company as a whole for 2007 and not on divisional metrics. As such, the Company’s performance measures established for 2007 were as follows:

2007		2007
Performance		Target
Measures	Weighting	(in millions)
Operating Income	75.0%	$335.0
Cash Flow	25.0%	$263.1

The metrics presented in the table above were evaluated using internal criteria which do not necessarily correlate precisely with the Company’s reported results.

In addition, we pay, where applicable, annual incentive awards in March for the prior year’s performance, based upon the O&C Committee’s assessment of actual performance during the prior year against the pre-established Company performance objectives. For 2007, the performance measures for annual incentive awards were based on internally-defined metrics based on operating income and cash flow. The O&C Committee selected these measures, with input from management, because these performance metrics support the seven strategies that we believe drive sustainable and profitable Company growth (as discussed under “Our Executive Compensation Principles and Policies” above). A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2007 follows.

100% of the preliminary annual incentive award determination for each Named Executive Officer was based upon his performance against these objectives.

Setting a Target Incentive Opportunity.  The O&C Committee also established a 2007 target annual incentive opportunity for each Named Executive Officer.

The O&C Committee established a payout range around the target annual incentive allocation. The payout range determines the percentage of the target incentive to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper limitation.

The 2007 payout range established for each Named Executive Officer was 0% to 225% of the target award. No payment would be made if the applicable performance of the Company was less than 85% of plan. Should applicable Company performance exceed 130% of the applicable plan target, a payout would be made at 200% of target. In addition, the Chief Executive Officer can make a recommendation to decrease an award, based on failure to achieve performance objectives, for each Named Executive Officer. For 2007, the target annual incentive opportunity for the Chief Executive Officer was 100% and 60% for all other Named Executive Officers.

Company		Individual
Performance	Target Payout	Payout Range
<85% Plan	0%	n/a

85% Plan	60%	35%	- 85%

100% Plan	100%	75%	- 125%
>130% Plan	200%	175%	- 225%

Measuring Performance.  After the end of 2007, the O&C Committee reviewed the Company’s actual performance against each of the performance objectives established at the beginning of the year. The O&C Committee noted that the Company’s performance was strong, including a 22.9% increase in sales, and a 71.5% increase in consolidated operating income. Consistent with the goal of aligning awards with performance, the O&C Committee determined the target annual incentive award amount for each Named Executive Officer in accordance with the actual strong achievement of Company and division performance measures. In determining the extent to which these performance objectives were met for 2007, the O&C Committee exercised its judgment, within pre-established parameters set by the O&C Committee, whether to reflect or exclude the impact of certain specified developments that may have occurred during the year, such as unanticipated changes in accounting principles or extraordinary, unusual, or other unplanned events that have been reported in the Company’s public filings. The O&C Committee decided that no such adjustments were necessary with the exception of deleting the impact of a small acquisition from the computation, which deletion did not increase the maximum amount payable under any award. The resulting preliminary annual incentive award for the Chief Executive Officer and all other Named Executive Officers was 172.7% of their target awards.

While 100% of the preliminary annual incentive award determination was based on the O&C Committee’s assessment of performance against our Company’s and divisions’ performance measures, the O&C Committee may modify a Named Executive Officer’s award based on an assessment of individual contribution to our performance as well as his performance in relation to any extraordinary events or transactions. The O&C Committee considers the Chief Executive Officer’s assessments and recommendations as to other Named Executive Officers when determining these adjustments. In assessing the Named Executive Officers for 2007, the Board evaluated each Named Executive Officer has having exceeded expectations, based on the objectives outlined in the table below. In 2007, the O&C Committee modified the preliminary annual incentive award payouts for each of the Named Executive Officers by 10%, based on its assessment of each such executive’s performance against specific objectives that supported our seven strategies (as discussed in “Our Executive Compensation Principles and Policies”).

For 2007, the specific objectives for each Named Executive Officer are shown in the table below:

Officer		Objectives
Lewis M. Kling	•	Meet 2007 corporate budget objectives
	•	Develop a corporate strategic plan to further profitable growth
	•	Develop and maintain the Corporate Succession Plan, including CEO succession
	•	Continue to accelerate the profitable impact of high growth rate markets in China, India, Eastern Europe and Mexico

Mark A. Blinn	•	Manage the SGA reduction project
	•	Develop financial forecasting system
	•	Create CFO and Finance succession plans
	•	Provide support to divisions and functions in driving financial results

Thomas E. Ferguson	•	Meet 2007 FPD Budget Objectives
	•	Drive “End User” Solutions program
	•	Lead ERP implementation programs
	•	Implement leadership development process

Thomas L. Pajonas	•	Meet 2007 FCD Budget Objectives
	•	Develop R&D effectiveness
	•	Develop High Performance Management team

Andrew J. Beall	•	Meet 2007 FSD Budget Objectives
	•	Launch Auxiliary Systems business
	•	Lead ERP implementation programs
	•	Develop and embed Rotating Equipment Specialist program

The annual incentive awards the Company paid to the Named Executive Officers for 2007 are reported in the Summary Compensation Table.

The O&C Committee believes that the 2007 annual incentive awards are consistent with the Company’s strategy of rewarding its executives for the achievement of important and challenging business goals. In view of the Company’s results for the year, the O&C Committee feels the annual incentive award calculations resulted in performance-related bonus annual payments to the Named Executive Officers, which the O&C Committee deemed clearly earned under objective criteria and reasonable in view of the Company’s 2007 performance.

Long-Term Incentives.  Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a period of more than one fiscal year. Beginning in 2007, the long-term incentive program consisted of two components: time-vested restricted common stock awards and contingent performance shares.

As previously discussed, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives, will encourage them to operate the Company’s business in order to enhance the long-term value of shareholders’ investments.

During the first quarter of each year, the O&C Committee determines the aggregate dollar value,

if any, of the long-term incentive award for each Named Executive Officer, and then makes annual grants of restricted common stock and contingent performance share units, accordingly. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year. The O&C Committee may increase or decrease a Named Executive Officer’s restricted common stock award based on an assessment of his individual contribution to the Company’s results after considering the recommendations of the Chief Executive Officer. These adjustments must be based on individual performance relative to the Company’s seven strategic initiatives and cannot increase the O&C Committee pre-approved Company’s total target pool of available restricted shares by more than 10% without special advance approval from the Committee.

In determining the aggregate dollar value of individual long-term incentive awards, and the aggregate amount of total awards to our executives, , the O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect.

In setting the target dollar value of the long-term incentive package for each Named Executive Officer, the O&C Committee considers data from durable-goods manufacturing companies using the Hewitt Survey and proxy information from the Company’s aspiration group as previously identified. We generally provide long-term incentive awards at target level that approximate the 50th percentile of competitive practice within the aspiration group and 75th percentile of durable goods manufacturing companies, based on the O&C Committee’s review of aspiration group materials and data provided by the O&C Committee’s consultant.

As part of its decision-making process, the O&C Committee also considers the potential dilutive effect on the Company’s shareholders of awards as a result of completing the first step described above. The O&C Committee evaluates shareholder dilution based on the equity compensation “burn rates” (that is, the annual rate at which shares are awarded under our shareholder approved stock compensation plans as compared to the Company’s outstanding common stock) of the companies in the Company’s aspiration group, guidelines used by certain institutional advisory services and the advice of the O&C Committee’s consultant. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for the annual grant of long-term incentive awards for all Company employees. Based on these considerations, the O&C Committee determined that for 2007 a combination consisting of approximately one-half in value of restricted common stock and one-half in value of contingent performance shares would best serve the goals which the O&C Committee sought to achieve for 2007.

In addition, the O&C Committee considered the total awards to be made to the Named Executive Officers in the context of the Company’s overall equity-compensation program. Based on projections of equity awards to be made to employees during the balance of 2007, the O&C Committee determined that it could make the proposed awards to the Named Executive Officers and the projected additional awards to employees and still remain comfortably within the Company’s guideline of an annual “burn rate” on the order of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. In 2007, the O&C Committee met on March 5, 2007 and approved the number and value of long-term incentive awards for the Named Executive Officers.

The material terms and conditions of these equity awards are determined under the provisions of the equity compensation plans which were approved previously by shareholders. These plans were attached as exhibits to the Company’s Annual

Report on Form 10-K or Quarterly Reports and Form 10-Q, which can be found on the Company’s website at www.flowserve.com under the “Investors Relations — SEC Filings” caption.

Contingent Performance Share Long-Term Incentive Opportunity.  Named Executive Officers participated in the Company’s contingent performance share long-term incentive program in order to align their interests with the Company’s financial performance over an extended period. These awards have a three-year performance period and are paid based on achievement of pre-determined financial metrics based on performance of the Company in relation to the performance of available information of the aspiration group outlined above at the time of measurement. The O&C Committee believes that these awards will provide a strong incentive to our executives to achieve specific performance goals over the performance period that advance our business strategies, increase the value of shareholders’ investments and encourage executive retention, as these awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the three year performance cycle. Each of the Named Executive Officer’s 2007 target opportunity is subject to a multiplier ranging from 0% to 200%, depending on the Company’s performance relative to the pre-determined financial goals.

In 2007, the O&C Committee approved performance share long-term incentive opportunities that will vest in March 2010 subject to the achievement of pre-determined three-year return on net assets (RONA) performance in relation to the aspiration group’s performance using the same metric. The O&C Committee believes that RONA is a financial measure which can be supported as being highly correlated to shareholder value creation, particularly when compared to the aspiration group. In order to achieve a target payout, the Company must achieve an average RONA equivalent to 83% of the average of the aspiration group. The O&C Committee believes that tying the targets to comparisons with the aspiration group will ensure that performance is measured in a more transparent manner and will not benefit disproportionately from general market movement.

The target opportunities for the Chief Executive Officer, the CFO and the other Named Executive Officers during 2007 are shown in the Summary Compensation Table.

Restricted Common Stock Awards.  Starting in 2004, the Committee began granting time-vested restricted common stock awards to replace a portion of the annual cash long-term incentive opportunities and stock option awards on a basis intended to provide comparable value to the Company’s executives. The O&C Committee believes that introducing the restricted common stock component provides a better balance for executives between risk and potential reward, thus serving as a more effective incentive for our superior executive performers to remain with the Company and continue such performance.

Restricted common stock awards will only be earned by a Named Executive Officer if the individual continues to be employed by the Company until the applicable vesting dates of the awards.

During the restriction periods, the Named Executive Officers holding unvested restricted common shares are entitled to vote the shares and to receive dividends on the shares, if any, on the same basis as the Company’s shareholders holding unrestricted shares.

Target restricted common stock grants to the Named Executive Officers in 2007 represented approximately one-half of the executive’s total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the restricted common stock value. The restricted common stock price was determined based on the average closing stock price during the last twenty trading days of 2006.

The GAAP accounting expenses under SFAS No. 123(R) of the restricted common stock awards earned by the Named Executive Officers during 2007 are shown in the Summary Compensation Table. Additional information on the awards granted in 2007, including the number of shares subject to each award and its full grant date fair value, is shown in the 2007 Grants of Plan-Based Awards Table.

Stock Ownership Requirements.  The executive compensation program includes stock ownership requirements for the Company’s executives. The O&C Committee believes that this ownership policy encourages the executives to act like owners by requiring them to acquire and maintain a meaningful stake in the Company and thereby promotes the Company’s objective of enhancing the value of shareholders’ investments.

In 2007, the O&C Committee adopted amended stock ownership requirements for the executives, including the Named Executive Officers, as a result of a competitive analysis prepared by management and reviewed by the O&C Committee’s compensation consultant, which indicated that the Company’s stock ownership guidelines exceeded competitive levels. The stock ownership requirements are designed to satisfy an individual executive’s prudent needs for personal asset diversification while maintaining management stock ownership at levels high enough to indicate to our shareholders management’s commitment to share value appreciation. Under these requirements, our executives are expected, over time, to acquire and hold shares of the Company’s common stock equal in value to a multiple of their annual base salary. The Company’s current stock ownership requirement was five times the annual base salary for the Chief Executive Officer and three times the annual base salary for the Chief Financial Officer and the other Named Executive Officers (the share value of these ownership requirements are shown in the table below).

Named Executive		Ownership Requirement
Officer	Ownership Requirement	(# of Shares)(1)
Lewis M. Kling	5 x Annual Base Salary	50,148

Mark A. Blinn	3 x Annual Base Salary	15,351

Thomas L. Pajonas	3 x Annual Base Salary	12,589

Thomas E. Ferguson	3 x Annual Base Salary	13,497

Andrew J. Beall	3 x Annual Base Salary	10,896

(1)	Shares have been rounded up to the nearest whole share

The required stock ownership levels are expected to be achieved within five years from the date the guidelines are applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Executives who do not meet the ownership requirement must show that they have retained at least 60% of both the vested restricted common stock and exercised stock options granted during their employment at the Company. All Named Executive Officers have met their required stock ownership requirements for 2007, with the exception of Thomas Pajonas, who has met the retention requirement.

The O&C Committee reviews these stock ownership requirements on an annual basis and monitors the executives’ progress toward meeting their target ownerships levels. Shares held directly by an executive count toward satisfying the requirements. The share equivalent of vested and unexercised stock options and shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted common stock and contingent performance shares are not counted toward satisfying the stock ownership requirements.

Flowserve Corporation Pension Plan.  The Named Executive Officers participate in our Company’s tax-qualified cash balance pension plan on the same terms as the rest of the Company’s U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, our Company has established and maintains a partially funded, non-qualified defined benefit restoration pension plan for our executives, the Senior Management Retirement Plan (the “SMRP”), including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. This non-qualified executive retirement plan is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, our Company has also established and maintains a second partially-funded supplemental defined benefit pension plan for its U.S. executives, the Supplemental Executive Retirement Plan (the “SERP”) including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide U.S. executives with income following retirement that was commensurate with their pay at the Company and to ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

We accrue pension plan benefits based on a percentage of the executive’s earnings, with earnings comprised of base salary and target annual incentive award which is further adjusted based on the executive’s age and years of service. The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2007, as well as other information about the Company’s defined benefit pension plans, are shown in the 2007 Pension Benefits Table.

Review and Assessment of Compensation Under Termination Scenarios.  The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from its independent consultant. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were appropriate.

Flowserve Corporation Executive Officer Change-in-Control Severance Plan.  To ensure that the Named Executive Officers receive financial protection in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company and to provide security with respect to their long-term incentive compensation arrangements, the CIC Plan provides certain specified severance benefits to the Named Executive Officers. These benefits are triggered if, within two years following a change-in-control of the Company (as defined in the plan), the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control, and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

Upon the consummation of the change-in-control and without a requirement that the Named Executive Officer’s employment be terminated, all then-outstanding unvested equity awards (including stock options, restricted common stock and long-term incentive performance share awards) shall fully vest.

The severance benefits provided upon a termination of employment covered under the plan include:

•	A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•	A lump sum cash payment equal to three times the sum of the executive’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary shall be the highest of (i) the highest-annualized monthly base salary during the twelve months preceding the termination, (ii) the base salary in effect on the date of termination, and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award shall be the higher of the target bonus or annual incentive award in effect on (i) the date of termination, or (ii) the date of the change-in-control.

•	Payment of awards granted under the Long-Term Incentive Plan and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•	Full vesting at target of each stock option or other stock-based long-term incentive award. Named Executive Officers shall have 90 days following the date of employment termination to exercise vested stock options.

•	Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

•	Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits with three years added to the executive’s years of service and age for retirement purposes.

•	A tax “gross-up” payment sufficient to compensate the executive for the amount of any excise tax imposed by Section 4999 of the Code and for any taxes imposed on such additional payment.

Additional information regarding the CIC Plan can be found in “Potential Payments Upon Termination or Change-In-Control”.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives, including the Named Executive Officers. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment. The O&C Committee also believes that these benefits are important to encourage executives to support a change-in-control transaction, which the Board may then deem in the best interest of shareholders, although the Board currently believes that the shareholders’ best future interests are best served by the Company remaining independent.

In the O&C Committee’s view, the accelerated vesting of all outstanding equity awards in connection with a change-in-control of the Company is currently a customary and reasonable component of a comprehensive change-in-control benefits program plan, but the O&C Committee will continue to review this matter. The O&C Committee believes that the equity awards granted to our executives have been reasonable in amount and are a substantial part of the value that would be received by them in the event of a change-in-control of the Company, in lieu of benefiting from the likely future increase in the price of the Company’s common stock over the years. The O&C Committee believes that accelerating vesting is appropriate since the current executive team’s performance would have been responsible for this anticipated share price increase, and benefit to future shareholder value.

Our pension plan also confers competitive post-employment benefits to the executives upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the plan compensate that individual upon his early termination from the plan.

The potential tax gross-up payment, while potentially substantial and possibly resulting in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control of the Company. In the O&C Committee’s view, it is an appropriate method for the Company to offset the effects of a 20% excise tax levied by federal income tax laws on certain income paid to executives in such circumstances. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and our stock price.

The O&C Committee reviews the plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards. This analysis and assessment of competitiveness is reviewed by the O&C Committee’s independent consultant.

The amount of the estimated payments and benefits payable to the Named Executive Officers, assuming a change-in-control of the Company and a qualifying termination of employment as of the last day of 2007 and other information regarding the plan is discussed in “Potential Payments Upon Termination or Change-in-Control”.

Perquisites and Other Benefits.  We maintain medical and dental insurance, life and accidental death insurance, disability insurance programs for all of our U.S. employees, as well as customary vacation, leave of absence and other similar policies. U.S. executives, including the Named Executive Officers, are eligible to participate in these programs on the same basis as the rest of the Company’s U.S. salaried employees.

The Named Executive Officers are also eligible to receive reimbursement for certain financial counseling and medical examination expenses. In addition, we own a minority interest in a corporate jet via a time-share program. The corporate jet has been used primarily for business purposes; the Chief Executive Officer, however, has made limited personal use of the corporate jet, the value of which has been reported as imputed income to him for tax purposes.

In addition to the perquisites and benefits discussed above, we provided our Named Executive Officers with an automobile allowance in 2007. The Chief Executive Officer received a monthly allowance of $1,300 and the other Named Executive Officers received a monthly allowance of $1,100. Neither the Chief Executive Officer, nor the other Named Executive Officers receive any additional cash compensation to reimburse them for any income tax liability that may arise and become due and payable as a result of their receipt of this allowance.

The Chief Executive Officer and the Named Executive Officers were also eligible in 2007 for an annual financial-planning fee reimbursement benefits of up to $12,500 for the Chief Executive Officer and $8,500 for all other Named Executive Officers, and a monthly club-dues reimbursement benefit of up to $500. In addition, the Company provided special executive short-term and long-term disability insurance and pays the cost of an annual physical for these executives.

The aggregate incremental cost to the Company of providing these personal benefits to the Named Executive Officers during 2007 are shown in the Summary Compensation Table. The O&C Committee approved the elimination of the automobile allowance, club dues reimbursement and the special executive short-term and long-term disability insurance in 2007. These benefits will no longer be provided in 2008 or thereafter.

Other benefits available to the Named Executive Officers are as follows:

Flowserve Corporation Non-Qualified Deferred Compensation Plan.  Executives, including the Named Executive Officers, were able to make deferrals in the Flowserve Corporation Non-Qualified Deferred Compensation Plan until May 2007, which was available to all U.S. employees who met the Internal Revenue Service definition of a “highly compensated employee.” The Flowserve Corporation Non-Qualified Deferred Compensation Plan allowed eligible participants to elect, at their discretion, to defer payment of a portion of their salary and all or a portion of their annual incentive award as part of their personal retirement or financial planning. We do not make any contributions to the plan.

Deferred amounts could have been invested in a number of investment alternatives, including a fund that provides for the purchase of shares of our common stock. Each year, the amount of a participant’s deferred compensation account changes based on the appreciation and/or depreciation in the value of the investment alternatives selected by the participant and any additional contributions made to the Deferred Compensation Account. Generally, there are no vesting requirements on deferred amounts or earnings on deferred amounts.

In past years and on an ongoing basis, executives may have deferred significant amounts of their salary and annual incentive awards, which minimized the reduction in the federal income tax deduction available to the Company, because the compensation deferred was not subject to Section 162(m) of the Code limitation until the year paid.

A description of the Flowserve Corporation Non-Qualified Deferred Compensation Plan and individual contributions to that plan for each Named Executive Officer during 2007 and total account balances, if applicable in either case, as of the end of the fiscal year are shown in the 2007 Non-Qualified Deferred Compensation Table. Only Mr. Ferguson elected to contribute to this plan in 2007.

As discussed above, effective December 31, 2007, the Flowserve Corporation Non-Qualified Deferred Compensation Plan was frozen and no further deferrals may be made by executives. Existing participant account balances will remain within the plan and remain subject to future appreciation and/or depreciation until the balances are distributed on or after the participant terminates employment with the Company.

Enhanced Vacation.  All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

Employment Agreements

Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who serve at the will of the Board. The only exceptions to this policy are the individual employment agreements with the Chief Executive Officer, Mr. Lewis M. Kling and with the Chief Financial Officer, Mark A. Blinn.

Employment Agreement with Lewis M. Kling.  The Company entered into an employment agreement with Mr. Kling in connection with his promotion to President and Chief Executive Officer of the Company on July 28, 2005. The agreement was for a minimum of three years with automatic renewal for one year periods. On May 29, 2007, the Company entered into a renewal employment agreement with Mr. Kling that expires on February 28, 2010. In connection with Mr. Kling’s renewal employment agreement, the Company granted Mr. Kling a one-time grant of 50,000 shares of performance-based restricted common stock, half of which vest on the basis of the Company’s average return on net assets (RONA) performance over the three-year period ending December 31, 2012, and half of which vest on the average total shareholder return for the same period. The original and renewal employment agreements with Mr. Kling provide for a base salary, an annual target bonus, participation in the Company’s long-term incentive program, benefits and perquisites on the same level as other executives, retirement plan benefits and severance benefits in the event of his termination (as described in greater detail below). The employment agreements also incorporate non-compete and non-solicitation provisions, which are in effect for a period of one year following a termination of employment for any reason.

Pursuant to Mr. Kling’s original and renewal employment agreement, in the event Mr. Kling is terminated by the Company without Cause or if he terminates employment for good reason, as defined in the agreement, Mr. Kling will be provided the following severance benefits: (i) a lump-sum payout equal to the sum of his annual base salary and the annual bonus that he earned in the year prior to the year of termination, (ii) a pro-rated annual bonus award, based on his target bonus award percentage, (iii) immediate vesting on all unvested stock-based awards, (iv) a target payout of all cash-based performance plan awards and (v) full vesting of his non-qualified pension benefit.

Employment Agreement with Mark A. Blinn.  The Company entered into an employment agreement with Mr. Blinn on December 14, 2006 which provides for special retention arrangements. Mr. Blinn’s employment agreement is further described in this proxy statement. The O&C Committee approved special retention equity grants for Mr. Blinn, consisting of 30,000 shares of restricted common stock and options to purchase 30,000 shares of common stock with an exercise price of $52.25 per share, which was the fair market value on the grant date of December 14, 2006. Both the restricted common stock and the options will fully vest on December 14, 2009 if not earlier forfeited by a termination of Mr. Blinn’s employment with the Company, except to the limited extent noted hereafter.

In addition, if Mr. Blinn is not promoted to the office of Chief Executive Officer upon the departure of Lewis M. Kling, the Company’s current President and Chief Executive Officer, or if another person is appointed Chief Operating Officer prior to Mr. Kling’s departure, then (i) all of Mr. Blinn’s then unvested stock options and restricted common stock grants from the Company will immediately vest and (ii) he may elect, within 30 days of receiving notification from the Company that he will not be promoted, to resign and receive severance benefits as if he was terminated without cause under the Officer Severance Plan (defined below) described under “Potential Payments Upon Termination or Change-in-Control”. Upon such resignation, all unvested restricted common stock and stock options granted to Mr. Blinn will automatically vest and any unvested contingent performance share units which are contingent upon specified levels of financial performance by the Company will expire. However, Mr. Blinn is obligated, if he elects to so resign, to continue to furnish up to an additional 120 days of transitional support to the Company, in his then current job function and at his then current salary, if requested by the Company.

Officer Severance Plan

In 2006, the Board of Directors and the O&C Committee approved and the Company adopted a revised severance plan for Company’s senior executive officers and other corporate officers (“Officer Severance Plan”). Under the Officer Severance Plan, Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the annual incentive plan payment, at target, the officer would have otherwise received under the Company’s annual incentive plan if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the annual incentive plan. In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with a one-year non-competition and non-solicitation agreement following his termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan.

The Officer Severance Plan replaced the Company’s practice of each executive negotiating his severance package upon a termination of employment. The O&C Committee believes that the Officer Severance Plan is far superior to individual negotiations in the event of a termination of employment and adopted the Officer Severance Plan for that reason. The O&C Committee determined that the Company’s former practice of not maintaining this type of formal severance program was not competitive in the current executive labor market.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires them to forfeit the proceeds from some or all of their long-term incentive awards if they engage in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner which may result in competitive harm to the Company.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s Chief Executive Officer and the three other most highly-compensated executive officers as of the end of the fiscal year included in the Summary Compensation Table, unless such compensation meets certain requirements. Approximately $6.6 million will be subjected to this limitation for the 2007 tax year and will, therefore, not be deductible on the corporation’s federal income tax return.

The cash-based Annual Incentive Plan was approved by shareholders at the 2007 annual meeting of shareholders. We should be allowed to deduct performance-based compensation beginning in 2008 for tax purposes based on the payments that are anticipated to be made as a result of performance during 2007 relating to the Annual Incentive Plan.

Stock options under our existing plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to options granted under each of these plans.

The equity based long-term incentive program has been revised to comply with the rules under Section 162(m) and was approved at the 2007 annual meeting of shareholders. We should be allowed to deduct performance-based compensation granted under the equity based long-term incentive program, including the new contingent performance shares, beginning with the grants awarded in 2007. These will be eligible for pay-out first in 2010 and therefore be deductible for tax purposes as they are paid.

The O&C Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of our Company and its stockholders, even if those arrangements are not fully deductible under Section 162(m).

Accounting Implications of Executive Compensation

The Company recognizes compensation expense for all equity based awards pursuant to the principles set forth in SFAS No. 123(R) in our financial statements. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2007.

Chief Executive Officer Compensation in 2007

While the compensation of the Chief Executive Officer was set in a manner consistent with the general compensation principles and policies discussed earlier, in the interests of providing shareholders with a better understanding of his compensation for 2007, we are providing the following discussion.

In February 2007, the O&C Committee identified specific criteria for evaluating the Chief Executive Officer’s performance during 2007. These criteria included stock performance, financial performance, strategic vision and leadership, including the development of human capital. In evaluating the

Chief Executive Officer’s performance in 2007, the O&C Committee Chairman gathered input from individual Board members during the Board’s special executive session. During this session, the O&C Committee reviewed both the detailed compensation market data prepared by our Company’s compensation consultant and the O&C Committee’s independent consultant. The O&C Committee discussed and determined the following Chief Executive Officer compensation changes and awards in executive session with only O&C Committee members and the O&C Committee’s independent consultant present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the Chief Executive Officer performance review.

Base Salary.  The Chief Executive Officer’s base salary was increased from $890,000 to $940,000 during 2007.

Annual Incentive Opportunity.  To recognize the Chief Executive Officer’s performance during 2007, the O&C Committee approved a cash award under the annual incentive plan of $2,000,000 to Mr. Kling. As discussed in “Measuring Performance” above, the actual payout comprised of 172.7% of the target annual incentive opportunity, and was adjusted by 24.2% by the O&C Committee in recognition of Mr. Kling’s performance during 2007.

Long-Term Incentives.  Following the principles and practices set forth earlier, the Committee approved a restricted common stock award covering 28,314 shares, and 25,740 contingent performance share units at the same time 2007 restricted common stock grants were made to key managers, including the Named Executive Officers, pursuant to the principles and processes discussed earlier.

The O&C Committee reviews the Chief Executive Officer’s total compensation package on an annual basis and analyzes it in view of competitive data provided by the O&C Committee’s consultant and the Company’s performance for the fiscal year. The O&C Committee plans to continue to annually disclose its Chief Executive Officer and Named Executive Officers’ compensation adjustments and awards, plus the rationale for these actions, in future proxy statements.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors of the Company (the “O&C Committee”) is currently comprised of four independent directors, Christopher A. Bartlett, Roger L. Fix, Charles M. Rampacek and William C. Rusnack (Chairman).

The O&C Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth earlier in this proxy statement, with management. Based on this review and discussion, the O&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.

          William C. Rusnack, Chairman
          Christopher A. Bartlett
          Roger L. Fix
          Charles M. Rampacek

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for 2006 and 2007 for our Named Executive Officers — the individual who served as Chief Executive Officer of the Company during 2007, the individual who served as Chief Financial Officer of the Company during 2007 and three other individuals who served as the most highly compensated executive officers of the Company during 2007.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(1)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lewis M. Kling(7)	2007	932,308	—	3,811,797	1,177,152	2,312,256	343,467	87,812	8,664,792
President and
Chief Executive Officer	2006	883,846	—	2,207,679	2,197,394	1,147,232	313,407	101,281	6,850,839

Mark A. Blinn(8)	2007	472,846	—	1,580,173	385,594	740,892	115,276	45,678	3,340,459
Senior Vice President and
Chief Financial Officer	2006	443,308	450,250	632,933	341,895	360,941	108,404	38,443	2,376,174

Thomas E. Ferguson	2007	383,569	—	648,572	199,267	662,552	170,624	34,615	2,099,199
Senior Vice President and President
of Flowserve Pump Division	2006	364,226	368,000	461,678	389,606	388,735	207,931	37,009	2,217,185

Thomas L. Pajonas	2007	414,555	—	685,972	135,639	634,625	108,692	45,895	2,025,378
Senior Vice President and President
of Flowserve Flow Control Division	2006	390,087	393,000	440,991	322,799	419,505	96,688	41,838	2,104,908

Andrew J. Beall(9)	2007	330,985	—	578,331	167,249	500,558	105,009	45,898	1,728,030
Senior Vice President and President
of Flowserve Solutions Division

(1)	Salary reported for 2007 constitutes amounts earned in 2007.

(2)	The amounts reported in column (d) above for 2006 represent bonuses paid out to executive officers under a Transitional Executive Security Plan, which both paid out and terminated in 2006.

(3)	The amounts in columns (e) and (f) for 2007 reflect the expense of equity-based awards recognized in our 2007 financial statement reporting of awards pursuant to the equity compensation plans, in accordance with SFAS No. 123(R), and include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are discussed in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 27, 2008.

(4)	The 2007 amounts in column (g) represent an annual cash incentive bonus for 2007 and a long-term cash incentive award for the 2005-2007 long-term cash incentive performance cycle that were both earned in 2007. These amounts were accrued in the Company’s 2007 financial statements, but not actually paid to Messrs. Kling, Blinn, Pajonas, Ferguson and Beall until March 2008.

(5)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(6)	These amounts represent the sum of the Company’s 401(k) Plan matching and discretionary contributions, annual premiums paid for group term life insurance (in 2007 such premiums were less than $10,000 for all of the Named Executive Officers), the Company’s portion of annual premiums for medical, dental, vision and prescription benefits (in 2007- $6,149 for each of Messrs. Kling, Ferguson and Pajonas, $9,903 for Messrs. Blinn and Beall), and the Company’s portion of disability plan premiums. These amounts also include the cost to the Company of certain perquisites received by the Named Executive Officers, including automobile allowances (in 2007- $16,320 for Mr. Kling and $13,200 for each of Messrs. Blinn, Ferguson, Pajonas and Beall), personal security of $16,728 for Mr. Kling, financial planning, and spousal travel. The value of each such perquisite did not exceed the greater of $25,000 or 10% of the aggregate value of all perquisites received by a Named Executive Officer.

(7)	The Company entered into an employment agreement with Lewis M. Kling as of July 28, 2005, whereby Mr. Kling agreed to serve as President and Chief Executive Officer beginning on August 1, 2005 and ending on July 31, 2008, with automatic renewal for one-year periods. The Company entered into a renewal employment agreement with Mr. Kling on May 29, 2007 which extended his employment date until February 28, 2010, which is more fully described above.

(8)	The Company has also entered into an employment agreement with Mark A. Blinn, which is more fully described above.

(9)	Mr. Beall’s 2006 compensation amounts are not included, since he was not a Named Executive Officer in the prior year proxy statement.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to 2007 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2007.

			Estimated Future								All Other
			Payouts Under			Estimated Future Payouts			All Other		Option Awards;		Grant Date
			Non-Equity			Under Equity Incentive			Stock Awards;		Number of	Exercise or	Fair Value
			Incentive Plan Awards			Plan Awards(4)			Number of		Securities	Base Price	of Stock
									Shares of		Underlying	of Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units		Options	Awards	Awards
Name	Grant Date		($)	($)	($)	($)	($)	($)	(#)		(#)	($/Sh)	($)(3)
Lewis M. Kling	02/22/07	(1)	559,477	932,462	2,098,040				—		—	—	—
	02/22/07		—	—	—				28,314	(2)	—	—	—
	02/22/07		—	—	—	6,435	25,740	51,480	—		—	—	1,344,915
	05/29/07		—	—	—				25,000	(5)	—	—	1,737,000
	05/29/07		—	—	—				25,000	(6)	—	—	1,257,750

Mark A. Blinn	02/22/07	(1)	170,269	283,782	638,509				—		—	—	—
	02/22/07		—	—	—				10,416	(2)	—	—	544,236
	02/22/07		—	—	—	2,170	8,680	17,360	—		—	—	453,530

Thomas E. Ferguson	02/22/07	(1)	138,170	230,283	518,136				—		—	—	—
	02/22/07		—	—	—				5,850	(2)	—	—	305,662
	02/22/07		—	—	—	1,463	5,850	11,700	—		—	—	305,662

Thomas L. Pajonas	02/22/07	(1)	148,725	247,874	557,717				—		—	—	—
	02/22/07		—	—	—				7,500	(2)	—	—	391,875
	02/22/07		—	—	—	1,563	6,250	12,500	—		—	—	326,562

Andrew J. Beall	02/22/07	(1)	119,200	198,666	447,000				—		—	—	—
	02/22/07		—	—	—				5,916	(2)	—	—	309,111
	02/22/07		—	—	—	1,233	4,930	9,860	—		—	—	257,592

(1)	Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income and cash flow. In addition, divisional operating margin sales growth and cash flow targets are applied to those Named Executive Officers with divisional management responsibility. Actual amounts payable under the Annual Incentive Plan can range from 60% (Threshold) to 225% (Maximum) of the target amounts for the Named Executive Officers with corporate management responsibility and 50% (Threshold) to 225% (Maximum) of the target amounts for the Named Executive Officers with divisional management responsibility, based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target.

(2)	The amounts shown reflect the numbers of shares of restricted common stock granted to each Named Executive Officer pursuant to the Flowserve Corporation 2004 Stock Compensation Plan.

(3)	These amounts represent the fair value, as determined under SFAS No. 123(R), of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(4)	These shares represent long-term equity incentive awards in the form of contingent performance shares under the Company’s Long-Term Incentive Plan. The target set for this plan is based on the Company’s average return on net assets (RONA) over the three-year period ending December 31, 2009 as a percentage of the average RONA of the Company’s aspiration group for the same period.

(5)	This amount represents the number of performance-based restricted common stock awarded to Mr. Kling in connection with his renewal employment agreement in 2007, where the number of shares issued depends on the satisfaction of certain RONA performance criteria over the three-year period ending December 31, 2012.

(6)	This amount represents the number of performance-based restricted common stock awarded to Mr. Kling in connection with his renewal employment agreement in 2007 where the number of shares issued depends on the satisfaction of certain total-shareholder-return (TSR) performance criteria over the three-year period ending December 31, 2012.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2007

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2007 with respect to the Named Executive Officers.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market or
				Incentive						Awards:	Payout
				Plan Awards:					Market	Number of	Value of
	Number of			Number of			Number of		Value of	Unearned	Unearned
	Securities	Number of		Securities			Shares or		Shares or	Shares,	Shares, Units
	Underlying	Securities		Underlying			Units of		Units of	Units or	or Other
	Unexercised	Underlying		Unexercised	Option		Stock that		Stock that	Other Rights	Rights that
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	that Have	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Lewis M. Kling	—	7,000	(1)	—	24.90	02/16/15	116,613	(2)	16,028,171	25,740 (*)	2,689,830
	—	3,667	(3)	—	30.95	07/13/15	—		—	25,000 (4)	1,737,000
	46,499	23,249	(5)	—	33.86	07/28/15	—		—	25,000 (6)	1,257,750
	30,000	60,000	(7)	—	48.17	02/15/16	—		—	—	—

Mark A. Blinn	—	4,667	(8)	—	24.90	02/16/15	75,249	(9)	7,238,954	8,680 (*)	907,060
	—	5,000	(10)	—	27.97	04/20/15	—		—	—	—
	1,620	9,500	(11)	—	30.95	07/13/15	—		—	—	—
	—	30,000	(12)	—	52.25	12/14/16	—		—	—	—

Thomas E. Ferguson	—	4,000	(13)	—	24.90	02/16/15	23,217	(14)	2,233,475	5,850 (*)	611,325
	—	4,000	(15)	—	30.95	07/13/15	—		—	—	—
	—	11,733	(16)	—	48.17	02/15/16	—		—	—	—

Thomas L. Pajonas	11,000	—		—	22.90	07/15/14	30,167	(17)	2,902,065	6,250 (*)	653,125
	7,333	3,667	(18)	—	24.90	02/16/15	—		—	—	—
	10,000	5,000	(19)	—	27.97	04/20/15	—		—	—	—
	16,667	8,333	(20)	—	30.95	07/13/15	—		—	—	—

Andrew J. Beall	1,972	—		—	22.90	07/15/14	21,415	(21)	2,060,123	4,930 (*)	515,185
	—	3,333	(22)	—	24.90	02/16/15	—		—	—	—
	4,166	4,167	(23)	—	30.95	07/13/15	—		—	—	—
	4,667	9,333	(24)	—	48.17	02/15/16	—		—	—	—

(*)	These shares represent long-term equity incentive awards in the form of contingent performance shares under the Company’s Long-Term Incentive Plan. The target set for this plan is based on the Company’s average return on net assets (RONA) over the three-year period ending December 31, 2009 as a percentage of the average RONA of the Company’s aspiration group for the same period. Payouts can range from 0 shares to a maximum of two times the shares granted. In the event of death, disability or retirement, the award payout will occur at the vesting date based on the participant’s performance through the number of whole years of employment completed during the performance cycle. The payout value of unearned performance-based restricted common stock set forth in the table is at 200%.

(1)	7,000 option shares vested on February 16, 2008.

(2)	22,666 shares vested on February 16, 2008 and 9,438 shares vested on February 22, 2008. Mr. Kling’s remaining shares of restricted common stock vest on the following dates: 6,500 shares on July 14, 2008; 40,800 shares on July 28, 2008; 18,333 shares on February 16, 2009; 9,438 shares on February 28, 2009; and 9,438 shares on February 22, 2010.

(3)	3,667 option shares vest on July 14, 2008.

(4)	The vesting of the 25,000 performance-based restricted common stock is tied to the Company’s RONA performance relative to the aspiration group. The three-year earn-out period for this award is 50% for 2008 — 2010; 30% for 2009 — 2011 and 20% for 2010 — 2012. This cost will be recognized in accordance with SFAS No. 123(R) over Mr. Kling’s remaining requisite service period ending February 28, 2010.

(5)	23,249 option shares vest on July 28, 2008.

(6)	The vesting of the 25,000 performance-based restricted common stock is tied to Flowserve’s Total Shareholder Return (TSR) performance relative to the aspiration group. The three-year earn-out period for this award is 50% for 2008 — 2010; 30% for 2009 — 2011 and 20% for 2010 — 2012. This cost will be recognized in accordance with SFAS No. 123(R) over Mr. Kling’s remaining requisite service period ending February 28, 2010.

(7)	30,000 option shares vested on February 16, 2008 and the remaining 30,000 shares vest on February 16, 2009.

(8)	4,667 option shares vested on February 16, 2008.

(9)	2,833 shares vested on February 16, 2008, 3,472 shares vested on February 22, 2008, and 5,000 shares vest on April 20, 2008. Mr. Blinn’s remaining shares of restricted common stock vest on the following dates: 17,000 shares on July 14, 2008; 10,000 shares on February 15, 2009; 30,000 shares on December 14, 2009; 3,472 shares on February 28, 2009; and 3,472 shares on February 22, 2010.

(10)	5,000 option shares vest on April 20, 2008.

(11)	9,500 option shares vest on July 14, 2008.

(12)	30,000 option shares vest on December 14, 2009.

(13)	4,000 option shares vested on February 16, 2008.

(14)	6,267 shares vested on February 16, 2008 and 1,950 shares vested on February 22, 2008. Mr. Ferguson’s remaining shares of restricted common stock vest on the following dates: 7,500 shares on July 14, 2008; 3,600 shares on February 16, 2009; 1,950 shares on February 28, 2009; and 1,950 shares on February 22, 2010.

(15)	4,000 option shares vest on July 14, 2008.

(16)	5,866 option shares vested on February 16, 2008 and the remaining 5,867 shares vest on February 16, 2009.

(17)	2,667 shares vested on February 16, 2008, 2,500 shares vested on February 22, 2008, and 5,000 shares vest on April 20, 2008. Mr. Pajonas’ remaining shares of restricted common stock vest on the following dates: 15,000 shares on July 14, 2008; 2,500 shares on February 28, 2009; and 2,500 shares on February 22, 2010.

(18)	3,667 option shares vested on February 16, 2008.

(19)	5,000 option shares vest on April 20, 2008.

(20)	8,333 option shares vest on July 14, 2008.

(21)	5,166 shares vested on February 16, 2008 and 1,972 shares vested on February 22, 2008. Mr. Beall’s remaining shares of restricted common stock vest on the following dates: 7,500 shares on July 14, 2008; 2,833 shares on February 16, 2009; 1,972 shares on February 28, 2009; and 1,972 shares on February 22, 2010.

(22)	3,333 option shares vested on February 16, 2008.

(23)	4,167 option shares vest on July 14, 2008.

(24)	4,666 option shares vested on February 16, 2008 and the remaining 4,667 shares vest on February 16, 2009.

2007 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to stock option exercises and restricted common stock vesting during the fiscal year ended December 31, 2007 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)(2)	($)
Lewis M. Kling	96,333	4,288,383	64,667	4,310,631
Mark A. Blinn	35,713	1,475,359	13,833	987,704
Thomas E. Ferguson	63,134	2,055,233	8,666	506,959
Thomas L. Pajonas	—	—	11,999	740,177
Andrew J. Beall	28,362	1,723,141	7,667	457,181

(1)	This column does not include shares that were forfeited during the fiscal year ended December 31, 2007 to pay for taxes upon the vesting of restricted common stock.

(2)	The Named Executive Officers forfeited the following aggregate amounts of shares for the payment of taxes during 2007: Mr. Kling — 21,654 shares; Mr. Blinn — 4,312 shares; Mr. Ferguson — 2,597 shares; Mr. Pajonas — 3,469 shares; Mr. Beall — 2,101 shares.

2007 PENSION BENEFITS(1)

The following table sets forth certain information as of December 31, 2007 with respect to potential payments under our pension plans(2), described below, for each Named Executive Officer.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Lewis M. Kling	Qualified — Cash Balance	3.4	74,568	—
	Non-Qualified — SMRP	3.4	518,146	—
	Non-Qualified — SERP	3.4	306,577	—

Mark A. Blinn	Qualified — Cash Balance	3.1	42,051	—
	Non-Qualified — SMRP	3.1	117,524	—
	Non-Qualified — SERP	3.1	115,838	—

Thomas E. Ferguson	Qualified — Cash Balance	20.1	298,133	—
	Non-Qualified — SMRP	20.1	229,578	—
	Non-Qualified — SERP	20.1 (3)	546,001	—

Thomas L. Pajonas	Qualified — Cash Balance	3.7	59,698	—
	Non-Qualified — SMRP	3.7	117,568	—
	Non-Qualified — SERP	3.7	121,842	—

Andrew J. Beall	Qualified — Cash Balance	13.9	141,849	—
	Non-Qualified — SMRP	13.9	112,745	—
	Non-Qualified — SERP	13.9 (4)	283,970	—

(1)	The Company sponsors a cash balance designed pension plan for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2007 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

(2)	The Company provides pension benefits to executive officers under the Flowserve Corporation Pension Plan (the “Qualified Plan”) and its two non-qualified supplemental retirement plans (the “Non-Qualified Plans”). The first Non-Qualified Plan, the Senior Manager Retirement Plan (the “SMRP”), provides benefits that plan participants cannot receive under the Qualified Plan due to the Code limits. The second Non-Qualified Plan, the Supplemental Executive Retirement Plan (the “SERP”), provides an additional supplemental benefit to certain executive officers, including the Named Executive Officers listed above. On July 1, 1999, the Company’s pension plan was converted to a cash balance design. Since then, participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include salary and annual incentive payments. Plan participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills with the exception of Mr. Ferguson, who because of his age and service as of July 1, 1999 was provided a guaranteed interest rate.

(3)	Mr. Ferguson became an executive officer and eligible to participate in the SERP as of July 18, 2002. At the time he became eligible to participate in the SERP, he was provided with a special plan enhancement, per plan provisions, crediting him with additional SERP benefits based on his company service prior to becoming an executive officer.

(4)	Mr. Beall became an executive officer and eligible to participate in the SERP as of May 5, 2003. At the time he became eligible to participate in the SERP, he was provided with a special plan enhancement, per plan provisions, crediting him with additional SERP benefits based on his company service prior to becoming an executive officer.

Pension Plans. As discussed above, the Company provides pension benefits to executive officers under the Qualified Plan and its two Non-Qualified Plans. The Qualified Plan is subject to the funding requirements, vesting rules and maximum benefit limitations of ERISA. The Non-Qualified Plans are not subject to ERISA rules and are not funded. The first Non-Qualified Plan, the SMRP, provides benefits that plan participants cannot receive under the Qualified Plan, due to the Internal Revenue Code limits, although the Qualified Plan’s benefit formula would otherwise provide these benefits. The second Non-Qualified Plan, the SERP, provides an additional supplemental benefit to certain executive officers, including the Named Executive Officers listed below. On July 1, 1999, the Company’s pension plan was converted to a cash balance design. Since then, participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include salary and annual incentive payments. Plan participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills with the exception of Thomas Ferguson, who because of his age and service as of July 1, 1999, were provided a guaranteed interest rate under a “grandfather” provision applicable to similarly situated U.S. salaried employees. For the discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed with the SEC on February 27, 2008.

2007 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information concerning the non-qualified deferred compensation plans during the fiscal year (“FY”) ended December 31, 2007 with respect to the Named Executive Officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distribution	Last FYE
Name	($)	($)	($)	($)	($)
Lewis M. Kling	—	—	—	—	—
Mark A. Blinn	—	—	—	—	—
Thomas E. Ferguson	35,857 (1)	—	219,045 (2)	—	975,014 (3)
Thomas L. Pajonas	—	—	—	—	—
Andrew J. Beall	—	—	—	—	—

(1)	Mr. Ferguson’s contribution reflects the deferral of a portion of his 2007 salary, which was reported as salary in the Summary Compensation Table for the year ended December 31, 2007.

(2)	Mr. Ferguson’s 2007 aggregate earnings represent the amount the non-qualified plans’ balances have changed in the past fiscal year, net of his and the Company’s contributions (including unrealized appreciation). There were no above-market or preferential earnings with respect to the deferred compensation, therefore, none of the earnings with respect to the deferred compensation were reported in the Summary Compensation Table.

(3)	Mr. Ferguson’s aggregate balance represents deferred amounts from several years, including 2007, and accrued interest.

Deferred Compensation Plan

In 2007, the Flowserve Corporation Non-Qualified Deferred Compensation Plan provided a select group of management and highly compensated employees of the Company the opportunity to elect to defer receipt of specified portions of compensation and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. Participants are entitled to direct the manner in which their deferral accounts will be deemed to be invested by selecting among hypothetical investment benchmarks chosen by the Pension and Investment Committee, the administrators of this plan. Only Mr. Ferguson elected to defer under this plan in 2007. No further deferrals to this plan will be permitted in 2008 or thereafter.

Each participant’s participation in the Flowserve Corporation Non-Qualified Deferred Compensation Plan is governed by an individual Participation

Agreement which sets forth: (i) the amount of base salary and incentive compensation that is to be deferred under the plan which must be at least $2,000; (ii) the period after which payment of the deferred amount is to be made, which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the retirement or prior termination of employment of the participant; and the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments not to exceed ten years. There is no limitation on the amount of base salary and incentive compensation a participant may defer.

With respect to amounts deferred and vested prior to December 31, 2004, participants may voluntarily elect to withdraw all of the balance in their accounts. If a participant elects to withdraw such amounts, the Company will pay an amount equal to 90% of the balance in the participant’s deferral account in a lump sum in cash and the participant will forfeit the remainder of such deferral account. Following a withdrawal, such a participant shall not be entitled to file any Participation Agreements under the plan with respect to the first calendar year that begins after such election is made. With respect to amounts deferred and vested after December 31, 2004, participants may not voluntarily elect to withdraw any portion of the balance in their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The information below describes certain compensation that would be paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company and/or change-in-control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change-in-control occurred on December 31, 2007 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination and/or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 31, 2007 of $96.20). The actual amounts to be paid out can only be determined at the time of a change-in-control and/or such executive’s termination of employment with the Company. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers would also be entitled to the amount shown in the Pension Benefits for the 2007 fiscal year and Non-Qualified Deferred Compensation for the 2007 fiscal year tables.

The Company has entered into an employment agreement with Mr. Kling. The Company also sponsors the Officer Severance Plan in which the Named Executive Officers other than Mr. Kling participate and the CIC Plan, in which each of the Named Executive Officers, including Mr. Kling, participates. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change-in-control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change-in-control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/or change-in-control occurred on December 31, 2007.

Lewis M. Kling Employment Agreement — Special Termination Benefits

The employment agreement with Mr. Kling provides the following severance benefits in the event the executive’s employment with the Company is terminated either by the Company without “cause” or by the executive for “good reason”: (i) a lump sum payment within 30 days following the date of termination equal to the sum of: (A) his annual base salary at the time of termination, (B) the annual bonus earned by him for the year preceding the year in which his employment terminates and (C) a pro-rata portion of his target bonus for the year of termination based on the number of days of service during such year occurring prior to termination of employment; (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination; (iii) a lump sum payment within 30 days following the date of termination equal to the executive’s target payout under all cash-based long-term incentive compensation programs in which the executive participates at the time of termination; and (iv) full vesting of the executive’s non-qualified pension benefits. The employment agreement with Mr. Kling also provides the following benefits in the event that Mr. Kling’s employment is terminated by reason of his death or disability: (i) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination; (ii) a lump sum payment equal to the executive’s target payout under all cash-based long-term incentive compensation programs in which the executive participates at the time of termination; and (iii) full vesting of the executive’s non-qualified pension benefits. Mr. Kling’s employment agreement does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon the executive’s resignation other than for “good reason.”

For purposes of Mr. Kling’s employment agreement, the term “cause” means: (i) the executive’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the executive by the Board of Directors; (ii) the executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the executive’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the executive’s willful and material breach of the confidentiality covenant contained in the employment agreement.

For purposes of Mr. Kling’s employment agreement, the term “good reason” means: (i) the involuntary removal of the executive from his position as President and Chief Executive Officer of the Company without cause; (ii) the Company’s (A) assignment of responsibilities to him that are materially inconsistent with his position with the Company or (B) actions resulting in a material diminution of his responsibilities or position; (iii) the Company’s material failure to comply with any provision of the employment agreement; or (iv) the Company’s termination of his employment, other than as permitted by the employment agreement.

The receipt of benefits following termination under Mr. Kling’s employment agreement is contingent upon him (i) executing and not revoking a general release in favor of the Company, (ii) complying with the perpetual confidentiality and non-disparagement covenants contained in the employment agreement and (iii) refraining from engaging in any direct or indirect competition with the Company for a period of one year following his termination of employment.

In consideration for agreeing to serve as President and Chief Executive Officer beyond the expiration of his original employment agreement, the Company in Mr. Kling’s renewal employment agreement agreed to grant Mr. Kling the following grants: (i) a one-time grant of 50,000 shares of performance-based restricted common stock, half of which vest on the basis of the Company’s average RONA performance for 2010, 2011 and 2012, and half of which vest on the average total shareholder return for the same period; and (ii) annual grants during his employment with the Company of performance-based restricted common stock, vesting based on the Company’s performance over a three-year period, and restricted stock units, vesting equally over a three-year period beginning on the first anniversary of the grant date. In the event that Mr. Kling’s employment with the Company is terminated under certain circumstances (for example, prior to February 28, 2010 by the Company without cause, due to his disability, his death) prior to vesting of these awards, the performance-based restricted common stock awards shall continue to vest following his termination of employment in accordance with the terms of the awards, and Mr. Kling shall be entitled to payment based on the actual performance achieved at the end of the performance period; the vesting of the restricted stock units shall be accelerated in full. However, with respect to both the performance-based restricted common stock and the time-based vesting restricted stock units, if Mr. Kling’s employment is terminated for “cause” or Mr. Kling voluntarily terminates, other than following the assignment to him of duties materially inconsistent with his position or a material diminution in his position or duties, all unvested shares shall be forfeited.

Mark A. Blinn Employment Agreement — Special Termination Benefits

In the event Mr. Blinn’s employment with the Company is terminated either by the Company without “cause”, or by Mr. Blinn for “good reason”, the employment agreement provides for severance benefits under the Officer Severance Plan and for automatic vesting of all unvested restricted common stock and stock options granted to Mr. Blinn from the Company, but any unvested performance shares or restricted common stock units which are contingent upon specified levels of financial performance by the Company will then expire. Mr. Blinn’s employment agreement does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon Mr. Blinn’s resignation other than for “good reason.”

For purposes of Mr. Blinn’s employment agreement, the term “cause” means: (i) Mr. Blinn’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to him by the Board of Directors; (ii) Mr. Blinn’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) Mr. Blinn’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) Mr. Blinn’s willful and material breach of the confidentiality covenant contained in the employment agreement.

For purposes of Mr. Blinn’s employment agreement, the term “good reason” means: (i) the Company materially breached the employment agreement and failed to cure the breach after Mr. Blinn provided the Company at least 30 days written notice of the alleged breach, (ii) Mr. Blinn is not promoted to the Company’s Chief Executive Officer position immediately following the date Mr. Kling terminates his employment with the Company for any reason, or (iii) an individual, other than Mr. Blinn, is appointed as the Chief Operations Officer of the Company prior to the date that Mr. Kling’s employment with the Company’s terminates for any reason. In order for Mr. Blinn’s resignation to be treated as with good reason, he must resign his employment with the Company and its Affiliated Companies within 30 days following the date he becomes aware of any of these events.

The receipt of benefits following termination under Mr. Blinn’s employment agreement is contingent upon his agreement to not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its current or past employees. In addition, he must adhere to his obligations set forth in any agreements between the Company and Mr. Blinn which impose restrictions on the executive’s use of the Company’s confidential information and/or restrictions on his ability to work for a competitor of the Company, solicit the Company’s employees to leave the Company and/or solicit business from the Company’s customers, as those agreements may be amended from time to time.

Officer Severance Plan

All of the Named Executive Officers other than Mr. Kling participate in the Company’s Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon a termination of a covered executive’s employment with the Company by the Company without “cause”: (i) continued payment of the affected executive’s base salary in accordance with the

Company’s normal payroll practice for a period of two years following the date of termination and (ii) a lump sum payment equal to the affected executive’s target annual bonus payment under the Company’s Annual Incentive Plan for the year of termination, payable at the same time as bonus payments are generally paid to executives for the year of termination. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officer Severance Plan, the term “cause” means the covered executive’s willful and continued failure to perform basic job duties after written warning or material violation of the Company’s Code of Business Conduct. The receipt of benefits following termination under the Officer Severance Plan is contingent upon the affected executive (i) executing and not revoking a general release in favor of the Company and (ii) refraining from engaging in any direct or indirect competition with the Company for a period of one year following his termination of employment.

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

Each of the Named Executive Officers (including Mr. Kling) participates in the CIC Plan. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable under Mr. Kling’s employment agreement and the Officer Severance Plan.

Upon the consummation of the change-in-control and without a requirement that the covered executive’s employment be terminated, all then-outstanding unvested equity awards (including stock options, restricted common stock and long-term incentive awards) shall be fully vested.

The CIC Plan provides for the following benefits upon a termination of a covered executive’s employment with the Company either (a) by the Company without “cause” during the two-year period following a “change-in-control” or within the 90 days immediately prior to a change-in-control after the initiation of discussions leading to such change-in-control and at the request or initiation of parties to such change-in-control, or (b) by the covered executive during the two-year period following a change-in-control for reasons constituting a “constructive termination”:

•	the target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the covered executive was employed during the performance period;

•	a lump sum payment within 30 days following the date of termination equal to three times the sum of: the covered executive’s annual base salary at the time of termination (or if higher, at the time of the change-in-control or any other time during the 12 months prior to termination) and the covered executive’s target annual bonus or other annual incentive compensation in effect at the time of termination (or if higher, at the time of the change-in-control);

•	full vesting acceleration with respect to all stock-based awards held by the covered executive as of the date of termination;

•	immediate vesting of awards granted under the Company’s Long-Term Incentive Plan and any other stock option or other stock-based long-term incentive awards, including the payout of contingent performance shares based upon the target awards, that have been earned and not yet paid, pursuant to the terms of the applicable plan;

•	continued participation for the covered executive and his covered dependents (at the Company’s expense) in the life insurance, medical, health and accident programs in which the covered executive (and his covered dependents) participates at the time of termination for a period of three years following the date of termination; and

•	a supplemental pension payment equal to the amount by which the covered executive’s pension benefits would have increased had the covered executive remained employed by the Company for a period of three years following his termination.

The CIC Plan also provides that each covered executive will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable by the covered executive as a result of the reimbursement for the excise taxes.

The CIC Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause or upon a covered executive’s death or disability.

For purposes of the CIC Plan, “change-in-control” generally means the occurrence of any of the following events:

•	any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities;

•	a majority of the members of Board are replaced in any 12-month period other than in specific circumstances;

•	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which either (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, or (ii) the officers of the Company immediately prior to such merger or consolidation constitute at least three-quarters of the officers of the surviving entity (or parent thereof) immediately after such merger or consolidation, the elected members of the Board immediately prior to such merger or consolidation constitute at least three-quarters of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation and the positions of Chairman of the Board, Chief Executive Officer and President of the corporation resulting from merger or consolidation are held by individuals with the same positions at the Company as of immediately prior to such merger or consolidation; or

•	any person acquires more than 50% of the total gross fair market value of the assets of the Company.

For purposes of the CIC Plan, the term “cause” means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engaging by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise. Notwithstanding the forgoing, with respect to Mr. Kling, the term “cause” for purposes of the CIC Plan has the same meaning as such term under his employment agreement.

For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events without the express written consent of the covered executive:

•	the Company’s assignment to the covered executive of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a change-in-control, or a change in the covered executive’s reporting responsibilities, titles or offices as in effect immediately prior to a change-in-control, or any removal of the covered executive from or any failure to re-elect the covered executive to any of such positions;

•	a material reduction by the Company of the covered executive’s base salary;

•	the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control;

•	any other material failure of the Company to honor all the terms and provisions of the CIC Plan.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan.

Qualification of Potential Payments Upon Termination or Change-in-Control

The tables below set forth the estimated value of the potential payments to each of the Named Executive Officers, assuming the executive’s employment had terminated on December 31, 2007 and that a change-in-control of the Company also occurred on that date.

Lewis M. Kling

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit(5)	4,000,000
	Target award for the 2006-2008 cash-based long-term incentive plan	890,000
	Immediate vesting of stock options(1)	5,069,514
	Immediate vesting of restricted stock(2)	18,504,359
	Immediate vesting of nonqualified pension benefits	329,890

	Total	28,793,763

Disability	Short-term and Long-term disability benefit for 54 months(4)	1,146,000
	Target award for the 2006-2008 cash-based long-term incentive plan	890,000
	Immediate vesting of stock options(1)	5,069,514
	Immediate vesting of restricted stock(2)	18,504,359
	Immediate vesting of nonqualified pension benefits	329,890

	Total	25,939,763

Termination Without Cause	One times annual base salary	964,843
by the Company or For Good	Prorated target annual incentive award	964,843
Reason by the Employee	An amount equal to the prior year actual annual incentive award	1,147,232
	Target award for the 2006-2008 cash-based long-term incentive plan	890,000
	Immediate vesting of stock options(1)	5,069,514
	Immediate vesting of restricted stock(2)	18,504,359
	Immediate vesting of nonqualified pension benefits	329,890

	Total	27,870,681

Change-in-Control —	Immediate vesting of stock options(1)	5,069,514
Employment Continues	Immediate vesting of restricted stock(2)	18,504,359
	Immediate vesting of nonqualified pension benefits	329,890

	Total	23,903,763

Change-in-Control —	Three times annual base salary	2,894,529
Termination Without Cause by	Three times target annual incentive award	2,894,529
the Company or Constructive	Prorated target annual incentive award	964,843
Termination	Target award for the 2006-2008 cash-based long-term incentive plan	890,000
	Immediate vesting of stock options(1)	5,069,514
	Immediate vesting of restricted stock(2)	18,504,359
	Immediate vesting of nonqualified pension benefits	329,890
	Supplemental pension benefit equivalent to three years of
	continued participation in the qualified and non-qualified
	pension plan	1,058,243
	Continuation of health and welfare benefits for three years	71,423
	Gross-up payment for any excise taxes(3)	7,425,590

	Total	40,102,920

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20) and are based upon the difference between $96.20 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

(4)	These amounts include for 2007 the value of the special Executive Long Term Disability policy which has subsequently been removed effective January 1, 2008.

(5)	These amounts include for 2007 the value of the special Executive Supplemental Life policy which has subsequently been removed effective January 1, 2008. For Lewis Kling and Thomas Ferguson, the final premiums will be paid during the first Quarter of 2008.

Mark A. Blinn

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit(5)	2,079,000
	Immediate vesting of stock options(1)	2,612,282
	Immediate vesting of restricted stock(2)	8,073,970

	Total	12,765,252

Disability	Short-term and Long-term disability benefit to age 65	4,147,084
	Immediate vesting of stock options(1)	2,612,282
	Immediate vesting of restricted stock(2)	8,073,970

	Total	14,833,336

Termination Without Cause by	Two times annual base salary	984,454
the Company	One times target annual incentive award	295,336
	Immediate vesting of stock options(1)	2,612,282
	Immediate vesting of restricted stock(2)	8,073,970

	Total	11,966,042

Change-in-Control —	Immediate vesting of stock options	2,612,282
Employment Continues	Immediate vesting of restricted stock	8,073,970
	Immediate vesting of nonqualified pension benefits	93,345

	Total	10,779,597

Change-in-Control —	Three times annual base salary	1,476,681
Termination Without Cause by	Three times target annual incentive award	886,008
the Company or Constructive	Pro rated target annual incentive award	295,336
Termination	Target award for the 2006-2008 cash-based long-term incentive plan	247,500
	Immediate vesting of stock options(1)	2,612,282
	Immediate vesting of restricted stock(2)	8,073,970
	Immediate vesting of nonqualified pension benefits	93,345
	Supplemental pension benefit equivalent to three years of
	continued participation in the qualified and non-qualified
	pension plan	338,124
	Continuation of health and welfare benefits for three years	44,705
	Gross-up payment for any excise taxes(3)	2,417,063

	Total	16,485,014

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20) and are based upon the difference between $96.20 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

(4)	These amounts include for 2007 the value of the Executive Long Term Disability policy which has subsequently been removed effective January 1, 2008.

(5)	These amounts include for 2007 the value of the Executive Supplemental Life policy which has subsequently been removed effective January 1, 2008. For Lewis Kling and Thomas Ferguson, the final premiums will be paid during the first Quarter of 2008.

Thomas E. Ferguson

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit(5)	1,692,800

Disability	Short-term and Long-term disability benefit to age 65(4)	2,942,474

Termination Without Cause by	Two times annual base salary	807,342
the Company	One times target annual incentive award	242,203

	Total	1,049,545

Change-in-Control —	Immediate vesting of stock options(1)	1,109,736
Employment Continues	Immediate vesting of restricted stock(2)	2,796,245
	Immediate vesting of nonqualified pension benefits	0

	Total	3,905,981

Change-in-Control —	Three times annual base salary	1,211,013
Termination Without Cause by	Three times target annual incentive award	726,609
the Company or Constructive	Pro rated target annual incentive award	242,203
Termination	Target award for the 2006-2008 cash-based long-term incentive plan	202,400
	Immediate vesting of stock options(1)	1,109,736
	Immediate vesting of restricted stock(2)	2,796,245
	Immediate vesting of nonqualified pension benefits	0
	Supplemental pension benefit equivalent to three years of
	continued participation in the qualified and non-qualified
	pension plan	548,684
	Continuation of health and welfare benefits for three years	35,607
	Gross-up payment for any excise taxes(3)	1,464,558

	Total	8,337,055

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20) and are based upon the difference between $96.20 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

(4)	These amounts include for 2007 the value of the Executive Long Term Disability policy which has subsequently been removed effective January 1, 2008.

(5)	These amounts include for 2007 the value of the Executive Supplemental Life policy which has subsequently been removed effective January 1, 2008. For Lewis Kling and Thomas Ferguson, the final premiums will be paid during the first Quarter of 2008.

Thomas L. Pajonas

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit(5)	2,333,160

Disability	Short-term and Long-term disability benefit to age 65(4)	2,671,687

Termination Without Cause by	Two times annual base salary(1)	865,590
the Company	One times target annual incentive award(2)	259,677

	Total	1,125,267

Change-in-Control —	Immediate vesting of stock options	1,146,335
Employment Continues	Immediate vesting of restricted stock	3,503,315
	Immediate vesting of nonqualified pension benefits	95,764

	Total	4,745,414

Change-in-Control —	Three times annual base salary	1,298,385
Termination Without Cause by	Three times target annual incentive award	779,031
the Company or Constructive	Pro rated target annual incentive award	259,677
Termination	Target award for the 2006-2008 cash-based long-term incentive plan	216,200
	Immediate vesting of stock options(1)	1,146,335
	Immediate vesting of restricted stock(2)	3,503,315
	Immediate vesting of nonqualified pension benefits	95,764
	Supplemental pension benefit equivalent to three years of
	continued participation in the qualified and non-qualified
	pension plan	340,193
	Continuation of health and welfare benefits for three years	36,459
	Gross-up payment for any excise taxes(3)	1,367,404

	Total	9,042,763

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20) and are based upon the difference between $96.20 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

(4)	These amounts include for 2007 the value of the Executive Long Term Disability policy which has subsequently been removed effective January 1, 2008.

(5)	These amounts include for 2007 the value of the Executive Supplemental Life policy which has subsequently been removed effective January 1, 2008. For Lewis Kling and Thomas Ferguson, the final premiums will be paid during the first Quarter of 2008.

Andrew J. Beall

Triggering Event	Compensation Component	Payout($)
Death	Life insurance benefit(5)	930,000

Disability	Short-term and Long-term disability benefit to age 65(4)	2,638,484

Termination Without Cause by	Two times annual base salary	698,762
the Company	One times target annual incentive award	209,629

	Total	908,391

Change-in-Control —	Immediate vesting of stock options(1)	957,804
Employment Continues	Immediate vesting of restricted stock(2)	2,534,389
	Immediate vesting of nonqualified pension benefits	56,794

	Total	3,548,987

Change-in-Control —	Three times annual base salary	1,048,143
Termination Without Cause by	Three times target annual incentive award	628,887
the Company or Constructive	Pro rated target annual incentive award	209,629
Termination	Target award for the 2006-2008 cash-based long-term incentive plan	124,000
	Immediate vesting of stock options(1)	957,804
	Immediate vesting of restricted stock(2)	2,534,389
	Immediate vesting of nonqualified pension benefits	56,794
	Supplemental pension benefit equivalent to three years of
	continued participation in the qualified and non-qualified
	pension plan	324,051
	Continuation of health and welfare benefits for three years	44,894
	Gross-up payment for any excise taxes(3)	1,245,911

	Total	7,174,502

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20) and are based upon the difference between $96.20 and the applicable exercise price of the stock options held by the Named Executive Officer.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($96.20).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006 and annualized for the year in which the executive commenced employment with the Company (if after 2001).

(4)	These amounts include for 2007 the value of the Executive Long Term Disability policy which has subsequently been removed effective January 1, 2008.

(5)	These amounts include for 2007 the value of the Executive Supplemental Life policy which has subsequently been removed effective January 1, 2008. For Lewis Kling and Thomas Ferguson, the final premiums will be paid during the first Quarter of 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Corporate Governance Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the Corporate Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full Corporate

Governance Committee for its review in connection with each regularly scheduled Corporate Governance Committee meeting.

The Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•	charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The Corporate Governance Committee was not requested to, and did not, approve any such transactions in 2007.

2007 DIRECTOR COMPENSATION

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2007.(1)

						Change in
						Pension Value
	Fees Earned				Non-equity	and Non-qualified
	or Paid		Stock	Option	Incentive Plan	Compensation	All Other
	in Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)(2)(3)	($)	($)	($)	($)(4)	($)
Christopher A. Bartlett	80,500	(5)	191,644	—	—	—	13,214	285,358
Hugh K. Coble	20,852		199,010 (6)	—	—	—	1,368	221,230
Roger L. Fix	63,250	(5)	124,984	—	—	—	2,039	190,273
John R. Friedery	20,682	(5)(7)	—	—	—	—	—	20,682
Joe E. Harlan	20,682	(5)(7)	—	—	—	—	—	20,682
Diane C. Harris	55,000		191,644	—	—	—	—	246,644
George T. Haymaker, Jr.	23,979	(5)	199,010 (6)	—	—	—	—	222,989
Michael F. Johnston	80,500	(5)	191,644	—	—	—	—	272,144
Rick J. Mills	39,423	(5)(8)	58,324	—	—	—	—	97,747
Charles M. Rampacek	70,000	(5)	191,644	—	—	—	524	262,168
James O. Rollans	80,500	(5)	191,644	—	—	—	—	272,144
William C. Rusnack	55,000		191,644	—	—	—	—	246,644
Kevin E. Sheehan	155,000	(5)(9)	191,644	—	—	—	494	347,138

(1)	Ms. Gayla J. Delly, who was elected as a member of the Board effective January 1, 2008, did not receive any director compensation for 2007 and therefore was not included in the table above.

(2)	Eligible directors received their annual equity grants on May 17, 2007, the date the Company held its 2007 annual meeting of shareholders. The amounts shown in this column reflect the fair value of equity-based compensation recognized for each director in our financial statements in 2007 in accordance with SFAS No. 123(R) and may include amounts from awards granted in and prior to 2007. The grant date fair value for equity grants to directors in 2007, as calculated in accordance with SFAS No. 123(R) was $99,984 for each director, except for Messrs. Coble and Haymaker (see footnote (6) below).

(3)	The following directors had restricted common stock awards and stock option awards outstanding as of December 31, 2007: Mr. Bartlett — 1,483 and 1,500 shares; Mr. Fix — 1,483 and 0 shares; Ms. Harris — 1,483 and 7,100 shares; Mr. Johnston — 1,483 and 0 shares; Mr. Mills — 1,483 and 0 shares; Mr. Rampacek — 1,483 and 0 shares; Mr. Rollans — 1,483 and 0 shares; Mr. Rusnack — 1,483 and 0 shares; and Mr. Sheehan — 1,483 and 2,200 shares.

(4)	All other compensation includes spousal travel expenses associated with attendance at a Board meeting.

(5)	Amount reported includes 15% premium to actual fees because the directors elected to defer cash-retained payments in form of company common stock which triggered this premium.

(6)	Messrs. Coble and Haymaker retired from the Board effective as of the 2007 annual meeting of shareholders. In connection with their retirement, the vesting period for Messrs. Coble’s and Haymaker’s 2005 and 2006 annual restricted common stock grants was accelerated which resulted in a modified SFAS No. 123(R) fair value increase from $49.50 to $65.76 per share.

(7)	Messrs. Harlan and Friedery joined the Board on August 16, 2007, and therefore did not receive the 2007 annual restricted common stock awards issued to directors on May 17, 2007.

(8)	Mr. Mills joined the Board on May 17, 2007.

(9)	Includes $100,000 annual retainer for Mr. Sheehan’s service as the non-executive Chairman of the Board.

Non-Executive Chairman of the Board Compensation

Kevin E. Sheehan receives $100,000 annually for his service as non-executive Chairman of the Board. This payment is in addition to Mr. Sheehan’s basic annual retainer and committee service fee compensation that he receives for serving as a Board member and a committee member. Mr. Sheehan receives this additional compensation on a quarterly basis, in accordance with the pre-established director compensation cycles.

2007 Director Compensation

In 2007, non-employee directors received, as applicable: (a) an annual cash retainer of $50,000; (b) an annual cash committee service fee of $5,000; (c) an annual cash committee chairman service fee of $10,000; and (d) equity compensation with a target value of $100,000 per year.

Directors may elect to defer all or a portion of their annual retainer compensation. Interest that is paid on cash deferrals does not accrue above market rates or preferential earnings. Directors who elect to defer the cash portion of their annual retainer compensation and to receive it in the form of Company stock at a later date will receive a 15% premium on such deferred amounts.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $100,000 fair market valuation at the time of grant, which established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after one year from the date of grant. This restricted common stock is also subject to a holding period prohibiting resale of the stock for the lesser of five years from the date of grant or one year after the director ceases service on the Board.

STOCK OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth common stock ownership of members of the Board, nominees to the Board and each Named Executive Officer of the Company listed in the Summary Compensation Table individually and all members of the Board and executive officers as a group, as of April 4, 2008.

	Option Shares Currently
	Exercisable or				Percent of
	Exercisable		Number of		Company
Name	Within 60 Days(1)		Shares Owned(2)(3)(4)		Common Stock(5)
Christopher A. Bartlett	1,500		19,386		*
Andrew J. Beall	18,804		47,664		*
Mark A. Blinn	5,000		86,934		*
Gayla J. Delly	0		68		*
Thomas E. Ferguson	4,000		66,976		*
Roger L. Fix	0		5,411		*
John R. Friedery	0		449		*
Joe E. Harlan	0		434		*
Diane C. Harris	7,100		41,110		*
Rick J. Mills	0		2,150		*
Michael F. Johnston	0		30,167		*
Lewis M. Kling	12,984	(6)	129,379	(6)	*
Thomas L. Pajonas	5,000		44,164		*
Charles M. Rampacek	0		31,045		*
James O. Rollans	0		30,222		*
William C. Rusnack	0		21,536		*
Kevin E. Sheehan	0		34,979		*

All members of the Board and executive officers as a group (22 individuals)	75,601		778,582		1.35%

*	Less than 1%.

(1)	This column includes shares represented by stock options that will vest within 60 days following April 4, 2008 through the exercise of stock options under certain Company stock option and incentive plans; these shares are also included in the number of shares owned reported in the column to the right.

(2)	The number of shares owned includes shares represented by fully vested and exercisable stock options and stock options that will vest within 60 days following April 4, 2008.

(3)	For non-employee directors, the figures above include the following compensational shares, which have been deferred under the director deferral plan and/or a Company stock plan: Mr. Bartlett — 17,024; Ms. Delly — 0; Mr. Fix — 3,143; Mr. Friedery — 284; Mr. Harlan — 284; Ms. Harris — 29,739; Mr. Johnston — 29,977; Mr. Mills — 2,000; Mr. Rampacek — 30,545; Mr. Rollans — 30,222; Mr. Rusnack — 14,636; and Mr. Sheehan — 34,559.

(4)	For the named executive officers, the figures above include the following compensational shares, which have been deferred under the Flowserve Corporation Non-Qualified Deferred Compensation Plan: Mr. Blinn — 0; Mr. Pajonas — 0; Mr. Ferguson — 4,116; Mr. Kling — 0; and Mr. Beall — 0. Mr. Ferguson does not possess any voting power or control over these deferred shares.

(5)	Based on 57,622,696 shares outstanding shares as of April 4, 2008.

(6)	Numbers reported above includes shares held by The Lewis Mark Kling Trust.

BENEFICIAL OWNERS OF MORE THAN 5% OF COMPANY STOCK

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of December 31, 2007 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

		Percent of
	Number of	Company
Name and Address of Beneficial Owner	Shares Owned	Common Stock
FMR LLC	8,570,874(1)	15.00%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	3,668,094(2)	6.42%
75 State Street
Boston, MA 02109

The TCW Group, Inc., on behalf of the TCW Business Unit	2,961,707(3)	5.20%
865 South Figueroa Street
Los Angeles, CA 90017

(1)	The filing indicates sole voting power for 1,345,500 shares and sole dispositive power for 8,570,874 shares.

(2)	The filing indicates sole voting power for 0 shares, shared voting power for 2,970,272 shares, sole dispositive power for 0 shares and shared dispositive power for 3,668,094 shares.

(3)	The filing indicates sole voting power for 0 shares, shared voting power for 1,980,407 shares, sole dispositive power for 0 shares and shared dispositive power for 2,961,707 shares.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued Upon	Weighted-Averaged	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Option, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)
Equity compensation plan approved by securities holders	677,193	36.19	1,584,343

Equity compensation plans not approved by securities holders	-0-	-0-	-0-

Total	677,193	36.19	1,584,343

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. To our knowledge and based solely on the Company’s review of reports furnished to the Company, the Company’s directors, executive officers and greater than ten-percent beneficial owners timely complied with their Section 16(a) filing requirements in 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of four independent directors, Gayla J. Delly, John R. Friedery, Rick J. Mills and James O. Rollans (Chairman). The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met 10 times in 2007.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent-registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 114 (“The Auditor’s Communication With Those Charged With Governance”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from PwC the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the PCAOB and discussed with PwC their independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

James O. Rollans, Chairman
Gayla J. Delly
John R. Friedery
Rick J. Mills

OTHER AUDIT INFORMATION

Relationship with Independent-Registered Public Accounting Firm

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the annual meeting of shareholders and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The table below summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2007 and 2006 financial statements and other fees billed to the Company by PwC in 2007 and 2006. In general, the Company retains PwC for services that are logically related to or natural extensions of the Company’s annual audit.

	2007	2006
AUDIT FEES	$12,207,000	$14,400,000
AUDIT RELATED FEES	108,000	506,000
TOTAL AUDIT RELATED FEES	12,315,000	14,906,000
TAX FEES
Compliance	183,000	101,000
Consulting/Advisory	101,000	33,000
TOTAL TAX FEES	284,000	134,000
ALL OTHER FEES	2,000	47,000

TOTAL FEES	$12,601,000	$15,087,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the year ended December 31, 2007 and December 31, 2006 in accordance with its pre-approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent-registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent-registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent-registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent-registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

PROPOSAL NUMBER TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2008.

We are asking our shareholders to ratify the appointment of PwC as our independent-registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Map and Driving Directions to the Four Seasons Resort and Club

Instructions from Dallas/Fort Worth International Airport (DFW):

•	Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•	Exit and turn right onto MacArthur Boulevard

•	The Four Seasons Resort and Club is about 2 miles from this intersection on the left

Instructions from Downtown Dallas:

•	Take Interstate Highway 35E heading north

•	Take the left fork onto Highway 183 toward IRVING (Highway 114)/DFW AIRPORT

•	Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the MacArthur Boulevard exit

•	Exit and turn left onto MacArthur Boulevard

•	The Four Seasons Resort and Club is about 2 miles from this intersection on the left

Flowserve Corporation
c/o National City Bank Shareholder Services Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

OR

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

OR

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week by Telephone or Internet. You may enter your voting instructions at 1-888-693-8683 or www.cesvote.com until 6:00 a.m. Eastern Time on May 30, 2008.
If you hold shares in the Flowserve Corporation Retirement Savings Plan, your telephone or Internet vote must be received by 6:00 a.m. Eastern Time on May 28, 2008.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

(Continued from the other side)
1.	Election of directors

❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below:

INSTRUCTION:	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below:

To serve a term expiring at the 2011 annual meeting of shareholders		To serve a term expiring at the 2010 annual meeting of shareholders

(1) John R. Friedery	(3) Michael F. Johnston	(5) Gayla J. Delly
(2) Joe E. Harlan	(4) Kevin E. Sheehan	(6) Charles M. Rampacek

2.	Ratification of appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2008
	❑	FOR	❑	AGAINST	❑	ABSTAIN

Dated:	, 2008

Signature

Signature if held jointly

Please sign exactly as name appears hereon. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the 2008 Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

2008 Meeting	2008 Meeting
FLOWSERVE CORPORATION
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS – MAY 30, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FLOWSERVE CORPORATION
The undersigned hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Shareholders and Flowserve Corporation Proxy Statement, each dated April 11, 2008, and hereby appoints LEWIS M. KLING and KEVIN E. SHEEHAN, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Flowserve Corporation which the undersigned is entitled in any capacity to vote if personally present at the 2008 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Friday, May 30, 2008, at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, and at any adjournment thereof, upon the matters set forth in the Proxy Statement, voting as specified on the reverse side of this proxy card, and upon all other matters as may be properly presented at the annual meeting, voting at the discretion of either of the above-named persons. The undersigned hereby revokes any proxy previously given.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND THE OTHER PROPOSALS, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Continued, and to be dated and signed, on the other side)